Exhibit 1.2

Organization regulations of UBS AG

Valid as of 1 November 2009

Organization regulations of UBS AG		Contents

	4	Abbreviations and defined terms

	6	Preamble by the Chairman

	7	Introduction
	7	1	Basis and purpose
	7	2	Organization of UBS

	8	Board of Directors
	8	3	Board membership
	8	4	Constitution
	8	5	Responsibilities and authorities
	10	6	Meetings
	10	7	Resolutions
	11	8	Information rights
	11	9	Board self-assessment
	11	10	Chairman
	12	11	Vice chairmen and senior independent director
	12	12	Company secretary
	12	13	Board committees

	13	Management
	13	14	Delegation
	13	15	Group Executive Board
	14	16	Group Chief Executive Officer
	15	17	Group Chief Financial Officer
	16	18	Group Chief Operating Officer
	16	19	Group Chief Risk Officer
	16	20	Group General Counsel
	17	21	Regional CEOs and divisional / CC CEOs

	18	Group Internal Audit
	18	22	Scope, responsibilities, authorities and reporting
	18	23	Organization

	19	Special provisions
	19	24	Authority to sign
	19	25	Form of signature
	19	26	Conduct of Board members and Executives
	20	27	Entry into force, amendments

		Annexes

These organization regulations, which define, along with the annexes, how the Board of Directors of UBS AG is organized and fulfills its duties, also constitute the Corporate Governance Guidelines required by the New York Stock Exchange. In the event that the German version of these organization regulations differs from the English version, the latter, which was approved by the Board of Directors of UBS AG on 28 October 2009, prevails.	21	Organizational chart of UBS AG		A

	23	Responsibilities and authorities		B

	33	Charter for the committees of the Board of Directors of UBS AG		C

	47	Role profiles and role expectations		D

Abbreviations and defined terms

Abbreviations and defined terms

All references to functions in these organization regulations apply to both male and female persons. The following defined terms are used herein:

AC	Audit committee

Affiliated person	Person who directly or indirectly through one or more intermediaries controls or is controlled by or is under common control of UBS

Agenda	Agenda with matters to be dealt with at a Board, committee or GEB meeting

AGM(s)	Annual general meeting(s) of the shareholders

Annex(es)	Annex(es) to these ORs

AoA	Articles of Association of UBS

BD(s)	Business division(s), highest organizational unit(s) of the business, including (i) Wealth Management & Swiss Bank, (ii) Wealth Management Americas, (iii) the Investment Bank and (iv) Global Asset Management

Board / BoD	Board of Directors of UBS

Business conduct code	Code of business conduct and ethics of the UBS Group

Business regulations	(i) Regulations issued by the BD or the CC and approved by the GEB as well as, if any, (ii) regulations issued directly by the GEB, organizing the business within the authorities and responsibilities either allocated to the GEB or, subject to mandatory provisions of Swiss law, not allocated by the AoA, these ORs and its annexes to any other person or body

CC	Corporate Center, organizational unit which comprises the functions headed by the Group COO, the Group CFO, the Group CRO and the Group GC

CC CEO	CC CEO is the head of the CC, and his responsibilities and authorities are set out in sections 21.3 and 21.4 and in the respective business regulations

Chairman	The Board member who is appointed by the Board to be Chairman

Chairperson	Chairman, vice chairman or any other Board member presiding over a Board meeting

Circular resolution(s)	Resolution(s) in writing, made pursuant to the rules set out in section 7.4

CO	Swiss Code of Obligations

Committee(s)	Committee(s) of the Board as set out in section 2.1 (see also AC, CRC, GNC, HRCC and RC)

Committees charter	Annex C of the ORs which sets out the objectives, composition and responsibilities of the committee(s)

Company secretary	Secretary of the Board

Conflict of interest	Any personal interest, or the interest of a closely related person or company, that a Board member or Executive might have in a particular matter which does or might be regarded to conflict with the interests of the UBS Group

Corporate body/ Corporate bodies	The Board and bodies of UBS exercising delegated Board functions, such as all Board committees, the GEB, committees established by the GEB, Group IA or other bodies mentioned herein

CRC	Corporate responsibility committee

D	Director

Divisional CEOs	Divisional CEOs are the heads of the respective BD, and their responsibilities and authorities are set out in sections 21.3 and 21.4 and in the respective business regulations

ED	Executive director

EGM(s)	Extraordinary general meeting(s) of the shareholders

Executive/Executives	Any or all GEB member(s) and GMDs

External auditors	External auditors of UBS

Financial statements	Quarterly and annual financial statements including, among others, the disclosure under “Management’s Discussion & Analysis” and the 6K Report to the Securities and Exchange Commission and any formal announcements relating to the UBS Group’s performance

Organization Regulations of UBS AG

FINMA	Swiss Financial Market Supervisory Authority

GEB	Group Executive Board

GMD	Group managing director, including the company secretary and the head Group IA (ex officio)

GNC	Governance and nominating committee

Group ALCO	Group asset and liability management committee, established by the GEB pursuant to section 14.2. It promotes the usage of the UBS Group’s assets and liabilities in line with the UBS Group strategy, regulatory commitments and interests of shareholders and other stakeholders

Group CEO	Group Chief Executive Officer

Group CFO	Group Chief Financial Officer

Group COO	Group Chief Operating Officer

Group CRO	Group Chief Risk Officer

Group GC	Group General Counsel

Group HR	Group Human Resources

Group IA	Group Internal Audit

GT	Group treasurer

HR	Human Resources

HRCC	Human resources and compensation committee

LSC	Legal structure committee

MD	Managing director

Minutes	Minutes of a Board meeting as further defined in section 6.9 or minutes of a committee meeting or of a GEB meeting

ORs	Organization regulations of UBS including the annexes, which are an integral part of these

RC	Risk committee

Regional CEOs	Regional CEOs assume Group-wide regional responsibility as set out in section 21

Shareholders	Shareholders of UBS

SID	Senior independent director

SPE	Special purpose entity

Stakeholders	Persons, groups or organizations that have a direct or indirect stake in UBS or the UBS Group and may, as a result, affect or be affected by UBS’s or the UBS Group’s actions, objectives and policies

Subsidiary/Subsidiaries	Entities which are controlled by UBS and are consolidated for the purpose of UBS’s Group accounts

Treasury	The treasury function of UBS, which is responsible for the efficient management of UBS’s financial resources, including balance sheet and capital management, interest rate and currency management, liquidity and funding management

UBS	UBS AG

UBS Entities	All entities which are either wholly or majority, directly or indirectly owned or otherwise controlled by UBS, which are intended to be held indefinitely, and through which UBS conducts its banking and finance business (including insurance), or which provide services in support of such business, including real estate companies owning bank premises

UBS Group	UBS and its subsidiaries

USD	Dollars of the United States

Vice chairman/Vice chairmen	The Board member who is, or the Board members who are, appointed by the Board to be a vice chairman/the vice chairmen

Preamble by the Chairman

Preamble by the Chairman

The organization regulations and its annexes provide the basis for establishing an effective and efficient corporate governance structure for the UBS Group. Annex A reflects the organizational chart of UBS AG. Annex B outlines the responsibilities and authorities of the corporate bodies. Annex C focuses on the responsibilities and authorities of the committees of the Board of Directors, and Annex D outlines the role profiles for all Board members and states the expectations and standards that UBS requires of these members.

The organization regulations and its annexes have been approved by the Board of Directors upon proposal by the governance and nominating committee and comply with all relevant corporate governance requirements. Their purpose is to satisfy the high expectations of UBS shareholders, employees, clients and other interest groups. Good governance policies and processes are in the interest of the UBS Group and its stakeholders, and the management articulates and implements these standards. They do not, however, in any way, act as a substitute for the compulsory provisions of the laws, rules and regulations applicable to the UBS Group.

At UBS we are proud of the values we use to conduct our business. UBS and its employees will continue to uphold the highest levels of business ethics and personal integrity in all of their business transactions and interactions.

In the interest of transparency, the organization regulations and its annexes are published on our website.

Kaspar Villiger

Organization regulations of UBS AG

Introduction

Introduction

1	Basis and purpose

1.1	These ORs are enacted by the Board pursuant to article 716b of the CO and articles 24 and 26 of the AoA.	Basis

1.2	The purpose of these ORs is:	Purpose
(i) to implement and supplement rules contained:
(a) in applicable laws;
(b) in regulatory and stock exchange rules; and
(c) in the AoA; and
(ii) to define the functions, responsibilities and authorities of UBS’s corporate bodies and Executives, in each case with regard to applicable codes of best practice.

2	Organization of UBS

2.1	UBS and the business are organized as follows:	Organization
(i)
The Board, under the leadership of the Chairman, decides on the strategy of the UBS Group upon recommendation of the Group CEO, exercises the ultimate supervision over management, appoints all GEB members and performs the other duties described herein.
in general
(ii)
As provided by mandatory law, rules and regulations, the AoA or these ORs, the management of the UBS Group is delegated to the GEB under the leadership of the Group CEO. The GEB includes the Group CFO, the Group COO, the Group CRO, the Group GC (see sections 16 to 20), the regional CEOs and the divisional/CC CEOs (see section 21) and such further GEB members as the Group CEO may decide.

(iii) The following committees (as described herein and in Annex C) assist the Board in the performance of its responsibilities:
(a) the audit committee;
(b) the corporate responsibility committee;
(c) the governance and nominating committee;
(d) the human resources and compensation committee; and
(e) the risk committee.

2.2
The organizational chart of UBS is shown in Annex A. The responsibilities and authorities of the corporate bodies and the Executives are set out in Annex B. Annex C sets out the objectives, composition, responsibilities and authorities of the committees, and Annex D describes the role profiles of Board and committee members.
Structure of the organization regulations

2.3
UBS fulfills strategic, financial and management functions not only for itself, but also with respect to the UBS Group. Notwithstanding this, the legal independence of all subsidiaries and the provisions of applicable local laws, rules and regulations relating to them must be observed to the extent legally required.
UBS Group

2.4
The business is organized in BD, the CC and other structures as the Group CEO, and the GEB under the Group CEO’s leadership, consider appropriate for the effective management of the business. This organization must be detailed in the business regulations. Each subsidiary is allocated to a single BD or the CC and has its own constitutional documents, which must be in line with applicable local laws, rules and regulations.
Organization of the business

Board of Directors

Board of Directors

3	Board membership

3.1
The Board proposes such persons who have been recommended by the GNC after consultation with the Chairman for election by the shareholders. In making such recommendations, the GNC and the Board must have regard to the criteria set out in Annex D and the need for appointments to the committees in accordance with Annex C.
Election proposal to AGM

3.2
The Board’s proposal for election must be such that three-quarters of the Board members will be independent. For this purpose, independence will be determined by (a) the FINMA circular 08/24 “Supervision and Internal Control,” (b) the New York Stock Exchange rules and (c) the rules and regulations of other securities exchanges on which UBS shares are listed, applying the stricter standard. There must furthermore be a sufficient number of Board members who meet the independence criteria for the committee members set out in section 2 of Annex C. While the Chairman does not need to be independent, at least one of the vice chairmen must be.
Independence of Board members

3.3	Each Board member must notify the Chairman and the GNC immediately if his circumstances change in a manner that may affect his independence.	Notification duty

4	Constitution

4.1	The Board consists of 6 to 12 Board members as per article 18 of the AoA.	Number of members

4.2
The term of office for each Board member is one year pursuant to article 19(1) of the AoA. Subject to election by shareholders, Board members are normally expected to serve for a minimum of three years. No Board member can continue to serve beyond the AGM held in the calendar year following such Board member’s 65th birthday; in exceptional circumstances the Board can extend this age limit.
Term of office

4.3
The Board constitutes itself at its first meeting following the AGM. In this meeting the Chairman, the vice chairman/vice chairmen, the SID, the committee chairmen and the committee members are appointed among and by the Board members. The Board may remove these Board members from their special functions at any time.
Constitutional meeting

5	Responsibilities and authorities

5.1
The Board has the responsibilities and authorities set out herein, in particular in Annex B and Annex D. Compulsory provisions of applicable laws, rules and regulations or rules contained in the AoA override the ORs.
In general

5.2	The Board is responsible for the overall direction, supervision and control of the UBS Group and its management as well as for supervising compliance with applicable laws, rules and regulations.	Supervision

5.3
The Board has ultimate responsibility for the success of the UBS Group and for delivering sustainable shareholder value within a framework of prudent and effective controls. It decides on the UBS Group’s strategic aims and the necessary financial and human resources upon recommendation of the Group CEO and sets the UBS Group’s values and standards to ensure that its obligations to its shareholders and others are met.
Ultimate responsibility

Organization regulations of UBS AG

5.4	The Board’s ultimate responsibility for strategy and financial success includes in particular:		Strategy and financial
	(i)	deciding on the business strategy of the UBS Group upon recommendation of the Group CEO, taking into account the proposals and alternatives presented by the GEB;	success
	(ii)	approving the risk capacities and appetite of the UBS Group, taking into account the proposals and alternatives suggested by the RC (see Annex B section 8);
	(iii)	approving the financial objectives and approving, via the budget and financial planning process, the necessary means to achieve these objectives, including approving a capital allocation framework;
	(iv)	deciding on whether the UBS Group should enter substantial new business areas or exit an existing business area, in each case insofar as not covered by the current approved strategic framework;
	(v)	approving major acquisitions, mergers, disposals or capital expenditure; and
	(vi)	approving all matters and business decisions where such decisions exceed the authority delegated by the Board to the committees, the GEB or the Group CEO.

5.5	With respect to the ultimate responsibility for finance, the Board has in particular the following duties:		Finance
	(i)	approving the applicable accounting standards, financial and risk control frameworks and approving significant changes to them;
	(ii)	annually reviewing and approving the financial business plan;
	(iii)	reviewing and approving the annual and quarterly financial statements of UBS and the UBS Group and the annual report of UBS prior to its submission to the AGM; and
	(iv)	approving the compensation and benefits principles of the UBS Group.

5.6	With respect to the organization of the business, the Board is in particular responsible for:		Organization
	(i)	approving and regularly reviewing the governance principles, internal regulations and policies and the management structures as set out herein;
	(ii)	approving the framework of the internal control system;
	(iii)	issuing regulations for Group IA; and
	(iv)	appointing and removing all GEB members, the company secretary and the head Group IA, reviewing performance and planning succession.

5.7	The Board has a duty to convene AGMs and EGMs and to decide on proposals to be made to the shareholders as well as a duty to implement resolutions adopted by the shareholders.		Meetings of shareholders

5.8	In case of financial difficulties or insufficient equity, the Board must undertake all steps required by Swiss banking law.		Loss of equity

5.9	The Board makes the legally required decisions in connection with increasing or reducing the share capital of UBS.		Share capital

5.10	The Board may delegate within the limits of mandatory law certain parts of its responsibilities and authorities to the committees, to single Board members and to the GEB.		Delegation

5.11	The Board and the committees may, in performing their duties, take advice from third parties.		Advice from third parties

Board of Directors

6	Meetings

6.1	The Board meets as often as business requires, and at least six times a year.	Number of meetings

6.2
Board meetings are convened by the Chairman. Upon written request of any Board member or the Group CEO addressed to the Chairman, he can convene an extraordinary Board meeting in accordance with sections 6.3 and 6.4.
Convening meetings

6.3	The Chairman or, if he is absent, one of the vice chairmen invites the Board members to the Board meetings in writing.	Invitation

6.4
The invitation contains the agenda and must be sent to Board members and other attendees at least five business days prior to the date of the Board meeting together with all necessary supporting material. In time-critical cases (as determined by the Chairman at his discretion), a Board meeting may be held on shorter notice.
Agenda and notice period

6.5	Board meetings are chaired by the Chairman or, in his absence, by a vice chairman or, if there isn’t one, by the SID or, in his absence, by another Board member selected by the Board members present.	Chairman of meetings

6.6	The Board may hold Board meetings as determined by the chairperson:	Presence of
	(i) with or without the participation of the Group CEO and all or some of the other GEB members;	third parties
(ii) without the participation of the Chairman, such Board meetings being called by one of the vice chairmen; and
(iii) with the participation of other persons, who are invited to attend.

6.7	The SID organizes and leads, at least annually, a meeting of the independent Board members without the presence of the Chairman.	Meeting of indepen- dent Board members

6.8	Board meetings may be held in person, by telephone or video conference.	Meeting format

6.9
The minutes contain all Board resolutions made and reflect in a general manner the considerations which led to the decisions made; dissenting opinions of, and votes cast by, Board members must also be reflected in the minutes.
Minutes of Board meetings

6.10
The minutes must be signed by the chairperson and the company secretary and must be made available for review and approval prior to the next Board meeting. Board members are entitled to examine the Board minutes of any Board meeting at any time.
Form of minutes, inspection rights

7	Resolutions

7.1
Subject to section 7.2 the presence in person or by telephone or video conference of the Chairman or at least one of the vice chairmen, as well as the majority of the Board members, is required to pass valid Board resolutions. If this quorum is not present, the chairperson or the Chairman can seek a circular resolution of the Board (see section 7.4). No such quorum is required for decisions confirming and amending resolutions relating to capital increases (article 22(2) of the AoA).
Quorum of attendance

7.2	Board resolutions are passed by an absolute majority of the votes cast; in case of a tie, the chairperson’s vote is decisive (article 22(1) of the AoA).	Quorum of resolutions, decisive vote

7.3
In case time-critical matters arise after a Board meeting has already been convened, such matters may be discussed at such a Board meeting and Board resolutions made if a majority of all Board members present agree.
Resolutions on items not on agenda

Organization regulations of UBS AG

7.4
In time-critical cases, Board resolutions may be passed in writing (including by e-mail or facsimile). A proposal for a circular resolution must be communicated to all Board members and is only deemed to have passed if:
Resolutions by circular letter
(i) more than two-thirds of all Board members cast a vote or give written notice that they abstain;
(ii) an absolute majority of all Board members casting a vote approve the proposed resolution; and
(iii) no Board member requests a Board meeting in relation to the subject matter of the proposed Board resolution within three business days of receiving notice of the proposal.

7.5
A circular resolution is as binding as a Board resolution adopted at a Board meeting and must be recorded under a separate title in the Board minutes prepared pursuant to sections 6.9 and 6.10 for the next Board meeting.
Effect of such resolutions

8	Information rights

8.1	Board members have access to all information concerning the business and the affairs of the UBS Group as may be necessary or helpful for them to fulfill their duties as Board members.	Right of information

8.2
At Board meetings, any Board member is entitled to request information on any matter relating to the UBS Group regardless of the agenda, and the Board or GEB members present must provide such information to the best of their knowledge.
Request for infor- mation during Board meetings

8.3
Should a Board member require information or wish to review documents outside a Board meeting, he must address his request – routed through the company secretary – to the Chairman. Should a committee chairman require information or wish to review documents outside a committee meeting, he can, within the range of his competences, address his request to a member of the GEB directly, to Group IA or external auditors. The Chairman and the Group CEO must be informed accordingly.
Request for infor- mation outside of Board meetings

9	Board self-assessment

9.1
At least annually, the Board reviews, on the basis of an assessment conducted by the GNC, its own performance, as well as the performance of each of the committees. Such a review seeks to determine whether the Board and the committees function effectively and efficiently.
Board self-assessment

9.2
The GNC also arranges a performance evaluation for the Chairman. In light of the annual performance evaluation, the Board must consider whether any changes should be made to the membership of the Board or committees.
Performance evaluation

10	Chairman

10.1	The Board appoints the Chairman.	Appointment

10.2	The Chairman coordinates the tasks within the Board; he in particular calls Board meetings and sets their agenda.	In general

10.3	The Chairman presides over the AGMs and EGMs.	Shareholders’ meetings

Board of Directors

10.4
The Chairman coordinates, together with the committees’ chairmen, the work of all committees. He chairs the GNC and CRC and may attend the meetings of other committees in consultation with the relevant committee chairman.
Coordination of committee work and Chairman’s attendance

10.5
The Chairman, together with the Group CEO, is responsible for ensuring effective communication with shareholders and stakeholders, including government officials, regulators and public organizations. He is the primary representative of the Board and, together with the Group CEO, of the UBS Group with the media; other Board members may only discuss UBS Group matters with the media with the approval of the Chairman. The SID ensures communication with those shareholders who wish to conduct discussions with an independent Board member.
Outside communication

10.6
The Chairman establishes and keeps a close working relationship with the Group CEO and the other GEB members, providing advice and support to them while respecting the fact that day-to-day management responsibility is delegated to the GEB under these ORs. He also facilitates a constructive relationship between the Board and the Group CEO and other GEB members.
Relationship with Board and GEB

10.7	Full details of the responsibilities and authorities delegated to the Chairman are set out in Annex B and in Annex D.	Further duties

11	Vice chairmen and senior independent director

11.1
The Board appoints one or more vice chairman/vice chairmen. If there is only one vice chairman, he will act as SID. If the Board appoints more than one vice chairman, it will appoint one of them as SID, who must be independent.
Appointment

11.2
Full details of the responsibilities and authorities delegated to the vice chairman/vice chairmen and the SID are set out in Annex B and Annex D. Further duties and rights of the SID follow from sections 6.7, 10.5 and 15.8.
Duties and rights

12	Company secretary

12.1	In the constitutional meeting of the Board, the Board appoints a company secretary who acts as secretary to the Board and its committees.	Appointment and function

12.2
The company secretary keeps the Board minutes and the committees’ minutes and assists the Board, the Chairman, the vice chairmen and the committees in coordinating and fulfilling their duties and assignments.
Responsibilities and authorities

12.3	The company secretary manages the staff supporting the Board and reports to the Chairman.	Staff and reporting

12.4	The company secretary is responsible for keeping UBS’s official documents including their certification.	Official documents

13	Board committees

13.1	The Board appoints the committee members and the respective committee chairmen.	Appointment

13.2	Based on articles 24 and 26 of the AoA, the Board delegates certain responsibilities and authorities to the committees pursuant to Annex B and Annex C.	Responsibilities and authorities

Organization regulations of UBS AG

Management

Management

14	Delegation

14.1	The Board delegates the management of the business as set out in section 2.1 (ii).	Delegation of management

14.2
Pursuant to section 2.4, the Group CEO and, under the Group CEO’s leadership, the GEB may in turn further delegate certain duties and responsibilities to other Executives and committees and may empower them to further delegate their duties and responsibilities to other Executives and committees of the UBS Group. Each such delegation must be in writing, and clear rules on responsibilities, authorities and accountabilities must be established. The specific duties and responsibilities delegated by the GEB to a committee of the GEB will be set forth in a resolution adopted or a charter approved by the GEB.
Further delegation by the GEB

14.3	The GEB will establish arrangements to ensure that decisions are made in a time-critical business matter, should the responsible Executive be unable to act.	Time-critical matters

15	Group Executive Board

15.1	All GEB members (with the exception of the Group CEO) are proposed by the Group CEO. The appointments are approved by the Board.	Appointment

15.2
Under the leadership of the Group CEO, the GEB (except for management responsibility delegated herein or in Annex B to the regional CEOs and the divisional/CC CEOs) has executive management responsibility for the UBS Group and its business. It assumes overall responsibility for the development of the UBS Group and BD strategies and the implementation of approved strategies.
Responsibilities and authorities

15.3
The GEB constitutes itself as the risk council of the UBS Group. In this function, the GEB has overall responsibility for establishing and supervising the implementation of risk management and control principles, for approving the core risk policies as proposed by the Group CRO, the Group CFO and the Group GC as well as for controlling the risk profile of the UBS Group as a whole as determined by the Board and the RC.
GEB as risk council

15.4	Under the leadership of the Group CEO, the GEB prepares in its competence area (see sections 15.2 and 15.5) proposals for approval by the Board and supports the Board in its decision-making process.	Preparation of Board decisions

15.5
The GEB is furthermore responsible for all management matters not reserved under the AoA or the ORs to any other person or body. The GEB may delegate such matters, either by issuing its own business regulations or by approving business regulations issued by the BDs or the CC. Details of the responsibilities and authorities delegated to the GEB are set out in Annex B and are based on article 30 of the AoA.
Further duties

15.6
Generally, the GEB meets at least once every month or as appropriate (sections 6.3, 6.4, 6.5 and 6.8 apply mutatis mutandis to such meetings). Extraordinary GEB meetings will be called by the Group CEO as required or held at the request of one GEB member (section 6.2 applies mutatis mutandis to the calling of such extraordinary meetings).
Meetings

Management

15.7	A majority of GEB members are required to be present at a GEB meeting either in person or by telephone or video conference, in order to form the necessary quorum.	Quorum

15.8
The resolutions of the GEB are made by the majority of the GEB members present. The Group CEO has the power to overrule any GEB resolution. If the Group CEO exercises this power, he must inform the Chairman and the SID immediately.
Resolutions

15.9
Minutes are taken of all GEB meetings. They contain all resolutions made by the GEB. The minutes are sent to all GEB members and to the Chairman. Board members may inspect the GEB minutes in accordance with section 8.
Minutes

15.10	With respect to circular resolutions of the GEB, sections 7.4 and 7.5 apply mutatis mutandis.	Circular resolutions

15.11
In time-critical matters, and if it is not feasible to call a telephone or video conference or to proceed by circular resolution within the time available, the Group CEO may, together with two other GEB members of his choice, make decisions, which have the effect of GEB resolutions. Non-reachable GEB members must be informed as soon as possible.
Time-critical matters

15.12
At least annually, the Group CEO reviews, on the basis of an assessment, the performance of the GEB. Such a review seeks to determine whether the GEB functions effectively and efficiently. In light of the annual performance evaluation, the Group CEO must consider whether any changes should be made to the composition of the GEB.
Assessment

16	Group Chief Executive Officer

16.1	The Group CEO is appointed by the Board upon proposal of the Chairman and the GNC.	Appointment

16.2
The Group CEO is the highest executive officer of the UBS Group and has responsibility and accountability for the management and performance of the UBS Group. The Group CEO can appoint a CEO deputy from within the GEB who shall exercise all responsibilities and authorities if the Group CEO should be incapacitated or unavailable to exercise his function as Group CEO.
Function, substitution

16.3
The Group CEO sets the business and corporate agenda, ensures high-quality and timely decision-making and controls the implementation of decisions made. He is responsible for the GEB fulfilling its tasks and assuming its responsibilities. The Group CEO ensures alignment of the individual GEB members to the business and corporate agenda. He supports and advises leaders of all organizational units as established in the business regulations and fosters an integrated entrepreneurial leadership spirit across the UBS Group. The Group CEO assumes a leading role in preparing the Board’s con- sideration of UBS’s strategy, risk and compensation principles. He is responsible for planning succession at GEB level. Together with the Chairman, he has the key role in maintaining UBS’s reputation. He represents UBS, in coordination with the Chairman, in contacts with important investors, clients and other stakeholders, as well as to the general public (see also section 10.5).
Main responsibilities and authorities

Organization regulations of UBS AG

16.4
The Group CEO has an all-encompassing right to information about and examination of all matters handled in the business. He has the power to overrule any decisions made by any management body, including any resolution by the GEB (see section 15.8).
Right to override decisions

16.5	Further details of the responsibilities and authorities delegated to the Group CEO are set out in Annex B.	Further duties

16.6
The Group CEO ensures that the Chairman and the Board are kept informed in a timely and appropriate manner. The Group CEO (either personally or through any other GEB member) regularly informs the Board on the current business development and on important business issues, including all matters falling within the duties and responsibilities of the Board. Such reports must cover:
Reporting to the Board
(i) the current business developments including:
(a) key performance indicators on the core business of the UBS Group;
(b) existing and emerging risks; and
(c) updates on developments in important markets and on peers;
(ii) within an appropriate time, quarterly and monthly reports on the profit and loss situation, cash flow and balance sheet development, investments, personnel and other pertinent data of the UBS Group;
(iii) changes in GEB members; and
(iv) information on all issues which may affect the supervisory or control function of the Board, including the internal control system.

17	Group Chief Financial Officer

17.1
The Group CFO is responsible for transparency in, and appraisal of, the financial performance of the UBS Group and the BDs, for the UBS Group’s financial reporting, forecasting, planning and controlling processes and for providing advice on financial aspects of strategic projects and transactions. The Group CFO has management responsibility over the divisional and the UBS Group financial control functions. The Group CFO is responsible for the management and control of UBS’s tax affairs and for treasury and capital management, including management and control of funding and liquidity risk and UBS’s regulatory capital ratios. After consultation with the AC, he makes proposals to the Board regarding the standards for accounting adopted by UBS and defines the standards for financial reporting and disclosure. Together with the Group CEO, he provides external certifications under sections 302 and 404 of the Sarbanes-Oxley Act 2002, and in coordination with the Group CEO manages relations with analysts and investors.
Responsibilities and authorities

17.2	The Group CFO coordinates, under the supervision of the AC, the working relationships with the external auditors.	External auditors

17.3	Further details of the responsibilities and authorities delegated to the Group CFO are set out in Annex B and in the CC business regulations.	Further duties

17.4	The Group CFO reports to the Group CEO and has an obligation to advise the Chairman as well as the AC or RC on significant issues arising in the field of his responsibilities.	Reporting

Management

18	Group Chief Operating Officer

18.1
The Group COO is responsible for the management and performance of the infrastructure and service functions for the UBS Group. He has responsibility for the management and control of Group-wide IT, Supply and Demand Management, Real Estate and Corporate Administrative Services, Human Resources, Corporate Development and Communications and Branding as well as for the Security and Offshoring Services of UBS. The Group COO supports the Group CEO in strategy development and key strategic issues. He assumes responsibility for managing the operations in ways consistent with the strategic goals and performance targets of the UBS Group.
Responsibilities and authorities

18.2	Further details of the responsibilities and authorities delegated to the Group COO as well as his additional executive authorities are set out in Annex B and in the CC business regulations.	Further duties

18.3	The Group COO reports to the Group CEO and has an obligation to advise the Chairman on significant issues arising in the field of his responsibilities.	Reporting

19	Group Chief Risk Officer

19.1
The Group CRO is responsible for the development and implementation of principles and appropriate independent control frameworks for credit, market, country and operational risks within the UBS Group. He is, in particular, responsible for the formulation and implementation of the frameworks for risk capacity/appetite, risk measurement, portfolio controls and risk reporting. He has management responsibility over the divisional and Group risk control functions. The Group CRO assumes responsibility for the implementation of the risk control mechanisms as determined by the Board, the RC or the Group CEO. He approves transactions, positions, exposures, portfolio limits and provisions in accordance with the risk control authorities delegated to him, and monitors and challenges the bank’s risk-taking activities.
Responsibilities and authorities

19.2	Further details of the responsibilities and authorities delegated to the Group CRO are set out in Annex B and in the CC business regulations.	Further duties

19.3	The Group CRO reports to the Group CEO and has an obligation to advise the Chairman as well as the RC on significant issues arising in the field of his responsibilities.	Reporting

20	Group General Counsel

20.1
The Group GC has Group-wide responsibility for legal and compliance matters, policies and processes and for managing the legal and compliance function. He assumes responsibility for establishing a Group-wide management and control process for the UBS Group’s relationship with regulators, in close cooperation with the Group CRO and the Group CFO, where relevant, and for maintaining the relationships with the UBS Group’s key regulators with respect to legal and compliance matters. He is further responsible for reporting legal and compliance risks and material litigation and managing litigation, special and regulatory investigations, and for ensuring that UBS meets relevant regulatory and professional standards in the conduct of its business.
Responsibilities and authorities

Organization regulations of UBS AG

20.2	Further details of the responsibilities and authorities delegated to the Group GC are set out in Annex B and in the CC business regulations.	Further duties

20.3	The Group GC reports to the Group CEO and has an obligation to advise the Chairman as well as the AC or RC on significant issues arising in the field of his responsibilities.	Reporting

21	Regional CEOs and divisional/CC CEOs

21.1	The regional CEOs are responsible for cross-divisional collaboration and assume UBS Group-wide regional regulatory responsibility and represent the UBS Group to the broader public in their regions.	Responsibilities and authorities of regional CEOs

21.2
The regional CEOs have a veto power over decisions made by the divisional/CC CEOs and/or by the members of the BDs in respect to all business activities that may have a negative regulatory or reputational impact in their respective regions. If a regional CEO exercises this power, he informs the Group CEO of his discretion. The Group CEO may overrule the regional CEOs veto decisions.
Veto power of regional CEOs

21.3	The divisional/CC CEOs are responsible for their dedicated capital resources, their people, their infrastructure and the success, risks, results and value of their BD to shareholders.	Responsibilities and authorities of divisional/CC CEOs

21.4
Further details of the responsibilities and authorities delegated to the regional CEOs and the divisional/CC CEOs are set out in Annex B as well as in the terms of reference for the regional CEOs and in the business regulations for the divisional/CC CEOs.
Further duties

21.5	The regional CEOs and the divisional/CC CEOs, who are all GEB members, report to the Group CEO.	Reporting

Group Internal Audit

Group Internal Audit

22	Scope, responsibilities, authorities and reporting

22.1	Group IA is the internal audit function for the entire UBS Group.	Scope

22.2	Group IA independently, objectively and systematically assesses:	Responsibilities
(i) adherence to approved strategy, specifically whether the strategy is implemented as approved;
(ii) effectiveness of governance, risk management and control processes (including the IT governance) at Group, divisional and regional levels;
(iii) effectiveness of risk management, specifically whether risks are appropriately identified and managed;
(iv) effectiveness of internal controls, specifically whether they are commensurate with the risks;
(v) reliability and integrity of financial and operational information, i.e. whether activities are properly, accurately and completely recorded; and
(vi) compliance with legal, regulatory and statutory requirements (such as the provisions of the AoA), as well as with internal policies (including these ORs) and contracts.

22.3
Details of the role, responsibilities and authorities of Group IA are set out in the charter for Group IA, which is approved by the Board on the recommendation of the Chairman, whose recommendation is based on advice from the AC and the RC.
Charter

22.4
Group IA possesses unrestricted auditing rights within the UBS Group; it has access at all times to all accounts, books, records, systems, property and personnel in order to fulfill its auditing responsibilities. The head of Group IA has open, direct and unrestricted access to the Chairman, to the RC and to the AC.
Access rights

22.5	Group IA is independent in its reporting and is not subject to any instructions or restrictions. Its competences to audit are set out in Annex C regarding the AC and RC.	Independence

22.6
Group IA reports to the Chairman and to the RC in line with the responsibilities of the RC as set forth in Annex C. The AC must be informed on the audit results of the internal audit and be in regular contact with the head Group IA.
Reporting

23	Organization

23.1	The head Group IA is appointed by the Board upon the proposal of the Chairman and the RC, in consultation with the AC.	Appointment

23.2	The AC and the RC may order special audits to be conducted. Board members, committees or the Group CEO may request such audits to the RC.	Special audits

Organization regulations of UBS AG

Special provisions

Special provisions

24	Authority to sign

24.1	The following persons are authorized to sign, jointly with another authorized signatory, on behalf of UBS:		In general
	(i)	the Chairman and the vice chairmen;
	(ii)	each of the GEB members;
	(iii)	the head Group IA and the company secretary;
	(iv)	each of the Group managing directors;
	(v)	each of the MDs, EDs and Ds or senior staff with equivalent ranks;
	(vi)	each of the associate directors (with respect to the Wealth Management & Swiss Bank BD also “Prokuristen,” and “Handlungsbevollmächtigte”); and
	(vii)	for specified locations, each of the authorized officers.

24.2	The authority to sign for UBS encompasses:		Reach
	(i)	all branches worldwide for the Chairman, the vice chairmen, the GEB members, the head Group IA, the company secretary and the Group managing directors; and
	(ii)	the respective business area and jurisdiction for all other signatories.

24.3
The Group GC issues a UBS Group signing policy, specifying all details, including but not limited to extended signature authorities, exceptions to the joint signature authority, dual signature authorities and the authority of signatories of UBS to sign for subsidiaries. In addition, subsidiaries establish their respective rules, according to compulsory provisions of local law, rules and regulations.
Policy

25	Form of signature

25.1	All authorized signatories sign by adding their signature to the name of the legal entity on whose behalf they act.		Signature form

26	Conduct of Board members and Executives

26.1	Each Board member and all Executives are under a duty to carry out their responsibilities with due care and to safeguard and further the interests of UBS and of all of its shareholders.		Duty of care and loyalty

26.2	The Board members and Executives arrange their personal and business affairs so as to avoid, as much as possible, a conflict of interest.		Conflicts of interest

26.3
Each Board member and Executive must disclose to the Chairman or, respectively, the Group CEO any conflict of interest generally arising or relating to any matter to be discussed at a meeting, as soon as the Board member or Executive becomes aware of its existence.
Disclosure of conflict of interest

Special provisions

26.4
Subject to exceptional circumstances in which the best interest of UBS dictates otherwise, the Board member or Executive with a conflict of interest shall not participate in discussions and decision-making involving the interest at stake. The person with a conflict has the right to a statement before leaving the discussion. The Chairman or, respectively, the Group CEO must advise the respective corporate body of the conflict of interest. In the event of doubt, the Chairman or, respectively, the Group CEO shall request the respective corporate body to determine whether a conflict of interest or exceptional circumstances exist.
Procedural measures

26.5
Each Board member and Executive keeps all information – except information already in the public domain – relating to the UBS Group, which he has learned during the performance of his duties, strictly confidential at all times. Such information can only be disclosed to third parties with prior written clearance from the Chairman or the Group CEO. This obligation and duty continues even after the term of office of the Board member and the Executive has expired for as long as the relevant information remains confidential.
Duty of confidentiality

26.6
If a Board member or an Executive becomes aware of the fact that he may receive a financial or non-financial benefit other than any salary, remuneration or other benefit from UBS, as a result of his employment with UBS, that person must:
Benefits of Board members and Executives
(i) promptly inform the Board, in the case of a Board member or the Group CEO; and
(ii) promptly inform the Group CEO, in the case of an Executive other than the Group CEO.

27	Entry into force, amendments

27.1	These ORs replace the former regulations of 1 January 2009 governing the internal organization of UBS and come into effect on 1 November 2009, based on a Board resolution dated 28 October 2009.	Entry into force

27.2	These ORs may be amended by the Board only with the approval of the FINMA.	Amendments

Annex A

Organizational chart of UBS AG	22	Contents Organizational chart of UBS AG

Organizational chart of UBS AG

Organizational chart of UBS AG

Regulator
Shareholders
External Audit
Chairman
Board of Directors of UBS AG
Audit committee
Corporate responsibility committee
Governance and nominating committee
Human resources and compensation committee
Risk committee
Group Internal Audit
Group Executive Board
Group CEO
Regional CEOs
Divisional / CC CEOs
Asia Pacific
EMEA
Americas
Wealth Management & Swiss Bank
Wealth Management Americas
Investment Bank
Global Asset Management
Corporate Center

Annex B

Responsibilities and authorities		Contents

	24	Responsibilities and authorities
	24	1	Legal structure and organization
	24	2	Strategy
	24	3	Personnel and compensation
	27	4	Audit
	27	5	Financial planning and reporting
	28	6	Treasury management
	29	7	Taxation
	30	8	Risk management and control
	31	9	Parent Bank, UBS Entities, branches and representative offices
	32	10	Other Entities
	32	11	Other matters

Responsibilities and authorities

Responsibilities and authorities

All references to amounts are in million CHF unless specified otherwise. A = Approval; I = Information; P = Proposal; X = Proposal and approval authority (= initiative and execution) attributed.

The regulations of each BD and of the CC will define the approval authorities and their delegation within the BD/CC. In the absence of any contrary provision in the BD/CC regulations, the executive committee of the BD/CC or a similar body shall have the approval authority.

Chairman/
BoD
			BoD	committees	Group CEO	GEB	BDs/CC	Remarks

1	Legal structure and organization

1.1	AoA		A*					*To be submitted to a general shareholders’ meeting for approval

1.2	Organization regulations, including annex delineating authorities		A*	P: GNC		P		*Subject to FINMA approval

1.3	BD and CC business regulations			I: GNC		A	P

1.4	Charter for the committees of the BoD		A*	P: GNC				*Subject to FINMA approval

1.5	Role profile and role expectations		A*	P: GNC				*Subject to FINMA approval

1.6	Basic organizational structure of the UBS Group		A			P		Definition of basic structure (BDs)

1.7	Organizational structure of the BDs and the CC				A		P

1.8	Terms of reference for regional CEOs					X

1.9	Special committees for UBS Group purposes; definition of charter and appointment of members				A		P

2	Strategy

2.1	UBS Group strategy		A		P	P

2.2	BD and CC strategies		I		A	I	P

3	Personnel and compensation

3.1	Appointments, removals and title ratification, performance assessment & succession

	3.1.1	Appointments and removals for management functions

	3.1.1.1	BoD members	A*	P: Chairman/ GNC				*To be submitted to a general shareholders’ meeting for approval

	3.1.1.2	Chairman/members of the BoD committees	A	P*: Chairman/ GNC				*Except for Chairman’s own appointment

	3.1.1.3	Group CEO	A	P: Chairman/ GNC

	3.1.1.4	Other GEB members (excluding Group CEO)	A	P: HRCC	P to HRCC

	3.1.1.5	BD executive committees			A		P: Divisional/ CC CEO(s)

	3.1.2	Appointment and dismissal or removal of company secretary and head Group IA

	3.1.2.1	Appointment and dismissal or removal of company secretary	A	P: Chairman

	3.1.2.2	Appointment and dismissal or removal of head Group IA	A	P: Chairman/ RC				In consultation with the AC

	3.1.2.3	Appointment and promotions of MDs of Group IA and office of the company secretary		A: Chairman				Proposals by head Group IA and company secretary

	3.1.3	New hire, promotion, title ratification and dismissal or removal of MD, ED, D and other management			A (MD)	I (for MD)	A	MD, ED, D and other management can be further delegated

	3.1.4	Standard employment and termination agreements and any material deviations

	3.1.4.1	Non-independent BoD members		X: HRCC

	3.1.4.2	Group CEO		X*: Chairman/ HRCC				*See Annex C section 8.2

	3.1.4.3	Other GEB members (excluding Group CEO)		A: HRCC	P

Annex B | Responsibilities and authorities

Chairman/
BoD
			BoD	committees	Group CEO	GEB	BDs/CC	Remarks

3	Personnel and compensation (continued)

	3.1.5	Establish performance objectives and review individual performance ratings

	3.1.5.1	BoD/BoD committee as a whole	I	X: GNC

	3.1.5.2	Group CEO		X*: Chairman/ HRCC/I: GNC				*See Annex C section 8.2

	3.1.5.3	Group CFO, Group COO, Group CRO, Group GC		A*: Chairman/ HRCC	P			*See Annex C section 8.2

	3.1.5.4	Other GEB members (excluding those mentioned in 3.1.5.2 and 3.1.5.3)		A: HRCC	P

	3.1.6	Review individual succession plans

	3.1.6.1	BoD		X: GNC

	3.1.6.2	BoD members		X*: Chairman/ GNC				*See Annex C section 8.2

	3.1.6.3	Group CEO		X: GNC

	3.1.6.4	Group CFO, Group COO, Group CRO, Group GC		A*: HRCC/ Chairman	P			*See Annex C section 8.2

	3.1.6.5	Other GEB members (excluding those mentioned in 3.1.6.3 and 3.1.6.4)		A*: HRCC/ Chairman	P			*See Annex C section 8.2

3.2	Compensation plans, policies & governance

	3.2.1	Compensation governance

	3.2.1.1	UBS Group compensation & benefits principles	A	P: HRCC		P to HRCC

	3.2.1.2	Effectiveness of pay for performance across the UBS Group		X: HRCC

	3.2.1.3	Establishment and review of business performance targets for annual variable compensation funding		A: HRCC	P

	3.2.1.4	Assess compensation risk across UBS Group	I	X: HRCC

	3.2.1.5	Establishment of peer group comparator list for executive pay comparisons		X: HRCC

	3.2.1.6	Establishment of share ownership policy for GEB members		A: HRCC	P

	3.2.1.7	Annual report, section on executive compensation, shareholdings and loans	A	P: HRCC

	3.2.2	Key terms of compensation, plans & programs (new, material plan or individual amendments or terminations)

	3.2.2.1	Independent BoD members	A: non- independent BoD members	P*: Chairman				*The HRCC advises the Chairman accordingly

	3.2.2.2	Non-independent BoD members		X: HRCC

	3.2.2.3	Executives (including employee plans in which they participate)	I	A: HRCC	P

	3.2.2.4	All other employees		I: HRCC**		A*	P (to Group HR)	*Can be delegated to Group HR **If determined to be sufficiently material

	3.2.3	Key terms of new equity plans with significant use of UBS shares	A	P: HRCC		P		Significant use determined by Group HR in consideration of financial, reputational or strategic impact. With respect to the use of UBS equity, see also section 6

	3.2.4	Key terms of new compensation plans with a material financial, reputational or strategic impact	A	P: HRCC		P		Materiality determined by Group HR in consideration of financial, reputational or strategic impact

	3.2.5	Other compensation plans, policies and programs not covered in 3.2 above				X*	X*	*In accordance with guidelines & policies of Group HR

Responsibilities and authorities

Chairman/
BoD
			BoD	committees	Group CEO	GEB	BDs/CC	Remarks

3	Personnel and compensation (continued)

3.3	Benefits and retirement plans

	3.3.1	Establishment or change of benefits/retirement plans with a material financial, reputational or strategic impact		A: HRCC		P		Materiality determined by Group CFO in consultation with Group HR in consideration of financial, reputational or strategic impact and/or employee representatives

	3.3.2	Determination of funding guidelines for retirement benefits and funding decisions for plans with material asset levels				A: GEB/ P: Group CFO

	3.3.3	Material increase in the annual cash funding for retirement plans				A	P	Materiality determined by Group CFO in consultation with Group HR

	3.3.4	Appointment of employer representatives for the Foundation Board of the Swiss Pension Fund			P	A

	3.3.5	Appointment of company representatives to pension boards/trusts, countries outside Switzerland with material pension plans				A	P

	3.3.6	Other benefits and retirement plans not covered in 3.3.1 to 3.3.5				X*	X*	*In accordance with guidelines & policies of Group HR

3.4	Total compensation & benefits

	3.4.1	Total compensation & benefits for:

	3.4.1.1	Chairman of the BoD	I	X: HRCC

	3.4.1.2	Non-independent BoD members	I	X: HRCC

	3.4.1.3	Independent BoD members	A	P: HRCC/ P to HRCC: Chairman

	3.4.1.4	Group CEO	A	P*: HRCC/ Chairman				*See Annex C section 8.2

	3.4.1.5	GEB members (excluding Group CEO)	I	A: HRCC	P

	3.4.1.6	Former GEB members (for first 12 months after stepping-down within UBS)		X: HRCC

	3.4.1.7	Head Group IA and company secretary		A: HRCC/ P: Chairman

	3.4.1.8	All new hires or existing employees with a proposed total annual compensation of USD 8 million or more	I	A*: HRCC		P: respective GEB member	P: divisional/ CC CEO(s)	*to be obtained prior to engagement of new hires

	3.4.2	Variable compensation

	3.4.2.1	Setting of overall final annual pool for variable compensation	A	P: HRCC	P to HRCC

	3.4.2.2	Setting of final annual pools for BD and CC variable compensation	I	A: HRCC	P

	3.4.2.3	Maximum number of options to be granted to employees in a given year or multi-year period	A	P: HRCC		P to HRCC

	3.4.2.4	Setting of stock option allocations for BDs and CC		A: HRCC	P

Annex B | Responsibilities and authorities

Chairman/
BoD
			BoD	committees	Group CEO	GEB	BDs/CC	Remarks

4	Audit

4.1	External audit
	4.1.1	Appointment of auditors of UBS	A*	P: AC		P to AC		*Proposal to be submitted to general shareholders’ meeting for approval; preparation of nomination by AC, supported by GEB and Group IA

	4.1.2	Appointment of auditors of UBS Entities in Switzerland and abroad		A: AC		I: GEB/ P: Group CFO		As determined in UBS Group policy “Use of services of UBS’s principal auditor and of other audit firms,” 1-P-000049

	4.1.3	Approval of UBS Group and statutory reports on financial statements	A*	P: AC		P to AC		*For annual report see 5.2.2

4.2	Internal audit

	4.2.1	Determination of Group IA activities	I	A: RC/AC		I		Proposal by head Group IA

	4.2.2	Group IA governance and activity reports		I: RC/AC		I		Proposal by head Group IA

	4.2.3	Individual internal audit reports		I: Chairman*	I		I	Reports rated as “senior leadership action required” or “unsatisfactory” *To be informed of reports rated unsatisfactory

5	Financial planning and reporting

5.1	Financial and business planning

	5.1.1	Business plan and annual budget of the UBS Group*	A			P: GEB/P to GEB: Group CFO		*Business plan refers to the five-year strategic plan (“5YSP”) of the UBS Group and annual budget refers to the one-year operating plan (“1YOP”) of the UBS Group

5.2	Financial reporting

	5.2.1	Consolidated and Parent Bank annual financial statements	A*	P: AC		P: GEB/P to GEB: Group CFO		*To be submitted to general share-holders’ meeting for approval

	5.2.2	Annual report*						*To be submitted to general share-holders’ meeting for approval

	5.2.2.1	Concept, general guidelines		A: Chairman		P

	5.2.2.2	Sign-off	A	P: Chairman/ AC/RC		P*		*Supported by SEC certification

	5.2.3	Quarterly financial statements	A*	P: AC		P: GEB/P to GEB: Group CFO		*Decision prepared by AC

	5.2.4	Quarterly reports	I			A: GEB/ P: Group CFO

	5.2.5	Monthly financial statements		I: Chairman/ AC/RC		X: Group CFO

5.3	Budget/expense controlling

	5.3.1	Quarterly monitoring of actual and forecast deviations from annual budget	I			A*: GEB/ P: Group CFO		*Includes approval of projects which would cause the deviation

	5.3.2	Capital expenditure and operating lease commitments with multi-year P&L impact						Authority levels for capital expenditures refer to the total investment capitalized on the balance sheet and amortized through the P&L, for operating lease commitments the authority levels refer to the cumulative P&L impact over the life of the commitment

	5.3.2.1	Capital expenditure IT Infrastructure	> 1,000			GEB: 1,000/ Group COO: 200

	5.3.2.2	Capital expenditure real estate	> 1,000			GEB: 1,000/ Group COO: 200*	I	*Where a real estate commitment includes both capital expenditure and lease commitments, a combined Group COO limit of 250 shall also apply

	5.3.2.3	Operating lease commitments IT Infrastructure	> 1,000			GEB: 1,000/ Group COO: 200	I

	5.3.2.4	Operating lease commitments real estate	> 1,000			GEB: 1,000/ Group COO: 200*	I	*Where a real estate commitment includes both capital expenditure and lease commitments, a combined Group COO limit of 250 shall also apply

Responsibilities and authorities

Chairman/
BoD
			BoD	committees	Group CEO	GEB	BDs/CC	Remarks

6	Treasury management

6.1	UBS Group treasury framework		A	P: RC		P: Group ALCO/ P to Group ALCO: Group CFO

6.2	Treasury reporting

	6.2.1	Monthly report	I	I: RC		X: Group CFO	I

6.3	Capital management

	6.3.1	Framework and policy	A	P: RC		P: Group ALCO/ P to Group ALCO: Group CFO

	6.3.1.1	Methodology		A*: RC		P: Group ALCO/ P to Group ALCO: Group CFO		*Significant changes to input parameters reviewed annually during the methodology review and changes subject to approval

	6.3.1.2	Input parameters		I: RC		A*: Group ALCO/ A: Group CFO		*Periodic approval of significant changes

	6.3.1.3	Internal targets on BIS Tier 1 Ratio, BIS Total Capital Ratio and FINMA Leverage Ratio	A	P: RC		P: Group ALCO/ P to Group ALCO: Group CFO

	6.3.1.4	Limits and targets on RWA		I :RC		A: Group ALCO/ P: Group CFO

	6.3.2	Increase and decrease of share capital, creation of conditional and authorized capital of UBS	A*	P: RC		P: Group ALCO/ P to Group ALCO: Group CFO		*To be submitted to general share-holders’ meeting for approval

	6.3.3	Use of authorized capital of UBS	A			P: Group ALCO/ P to Group ALCO: Group CFO

	6.3.4	Use of conditional capital of UBS				A: Group ALCO/ P: Group CFO

	6.3.5	Establishment of share repurchase programs	A	P: RC		P: Group ALCO/ P to Group ALCO: Group CFO

	6.3.6	Use of share repurchase programs, sale and purchase of treasury stock (including derivatives)				X: Group CFO

	6.3.7	Issue of UBS Group Tier 1 capital (other than share capital issued by UBS)				A: Group ALCO/ P to Group ALCO: Group CFO

	6.3.8	Repurchase and redemption of UBS Group Tier 1 capital (other than share capital issued by UBS)				X: Group CFO

	6.3.9	Issue, repurchase and redemption of Tier 2 and Tier 3 capital				X: Group CFO

	6.3.10	Listing and de-listing of UBS shares	A			P: Group ALCO/ P to Group ALCO: Group CFO

6.4	Liquidity and funding management

	6.4.1	Framework and policy	A	P: RC		P: Group ALCO/ P to Group ALCO: Group CFO

	6.4.1.1	Methodology		I: RC		A*: Group ALCO/ A: Group CFO		*Significant changes to input parameters reviewed annually during the methodology review and changes being subject to approval

	6.4.1.2	Input parameters				A*: Group ALCO/ A: Group CFO		*Periodic approval of significant changes

	6.4.1.3	Stress scenario definition and target liquidity horizon	I	A: RC		P: Group ALCO/ P to Group ALCO: Group CFO

	6.4.1.4	Limits and targets*		I: RC		A: Group ALCO/ P: Group CFO		*Including limits and targets on B/S size, Structural Liquidity Gap, Cash Capital, minimum size of the Liquidity Reserve

Annex B | Responsibilities and authorities

Chairman/
BoD
			BoD	committees	Group CEO	GEB	BDs/CC	Remarks

6	Treasury management (continued)

	6.4.2	Funding Plan				A: Group CFO

	6.4.3	Establishment and structural changes (e.g. increase) of debt programs and CD/CP programs				A: Group CFO	P

	6.4.4	Issue, repurchase for cancellation and early redemption of notes, bonds and other securities with similar characteristics on a stand-alone basis and under debt programs				A: Group CFO	P

	6.4.5	Issue, repurchase for cancellation and early redemption of notes and bonds through consolidated and non-consolidated SPEs					X	Formation of SPEs is subject to separate approvals – see 10.2

7	Taxation

7.1	Tax risk management and control principles

	7.1.1	Tax risk management and control framework, including concept and risk measurement methodology		I: AC		A: GEB/ P: Group CFO

	7.1.2	Tax risk policy				A: GEB/ P: Group CFO		See tax risk policy, 1-P-000043

7.2	Tax risk provisions

	7.2.1	Establishment, increase or release of tax risk provisions for any individual item (or related collection of items or audit cycle) of tax risk

	7.2.1.1	Corporate income tax	> 1,000			GEB: 1,000/ Group CFO: 250

	7.2.1.2	Other BD-specific taxes*					X*
*The amount, establishment, increase or release of tax risk provisions for taxes other than corporate income tax are to be determined by the relevant BD CFO taking into account the recommendations of Group tax and Group CFO

7.3	Tax audit settlements

	7.3.1	Authorization to conclude tax audit settlements which involve (cumulative) adjustments to filed tax returns

	7.3.1.1	Corporate income tax	> 1,000			GEB: 1,000/ Group CFO: 250

	7.3.1.2	Other BD-specific taxes*					X*
*The amount, establishment, increase or release of tax risk provisions for taxes other than corporate income tax are to be determined by the relevant BD CFO taking into account the recommendations of Group tax and Group CFO

7.4	Tax-sensitive transaction approval					I: GEB/ A: Group CFO and Group CRO	P

Responsibilities and authorities

Chairman/
BoD
			BoD	committees	Group CEO	GEB	BDs/CC	Remarks

8	Risk management and control							Principally related to market, credit, country and relevant categories of operational risk

8.1	Risk management and control principles

	8.1.1	Principles	A	P: RC		P to RC

	8.1.2	Implementation			X	X	X	Risk management: Group CEO, risk control: GEB

8.2	Risk measurement methodologies							All methodologies subject to annual review and interim reviews as required

	8.2.1	Risk capacity, appetite and exposure (e.g. capital-at-risk and earnings-at-risk)						Includes risk quantification and aggregation

	8.2.1.1	Concept	A	P: RC		P to RC: GEB/P to GEB: Group CRO

	8.2.1.2	Methodology	I	A: RC*		P to RC: GEB/P to GEB: Group CRO*		*RC approves principal characteristics, Group CRO approves the detail

	8.2.2	Other major risk measures – credit (including country), market, investment and operational risks		A: RC*		P to RC: GEB/P to GEB: Group CRO*		*RC approves principal characteristics, Group CRO approves the detail

8.3	Risk limits							All limits subject to annual review and interim reviews as required

	8.3.1	Setting of UBS Group risk capacity and risk exposure ceiling based on approved methodology	A	P: RC		P to RC: GEB/P to GEB: Group CRO

	8.3.2	Setting and allocation of Group-wide material risk limits consistent with risk capacity concept	A	P: RC		P to RC: GEB/P to GEB: Group CRO		Limits at UBS Group and BD level that control the overall level of risk. Including stress, statistical and volume limits as applicable. See risk authorities 1-C-000004, excludes funding & liquidity – see 6.4

	8.3.3	Setting of other limits, below those approved by the BoD				A	P	Per risk authorities (1-C-000004) and risk policies – authority can be delegated. Excludes funding & liquidity – see 6.4

8.4	Risk policies (primary and operational risks)

	8.4.1	Approval of major risk policies and significant changes thereto		I		A: GEB/ P: Group CRO		Determination of what constitutes “major” and “significant” is in the responsibility of the relevant GEB member

	8.4.2	Approval of other significant risk policies and significant changes thereto				A: Group CRO

	8.4.3	Approval of other risk policies and changes				I: Group CRO	X

8.5	Risk authorities							See separate risk authorities 1-C-000004

	8.5.1	Risk authorities 1-C-000004, delegation of risk authority to UBS Group and BDs	A	P: RC		P: GEB/P to GEB: Group CRO	P

8.6	Risk reporting

	8.6.1	Risk reports	I	I: RC		X: Group CRO	X	BDs and CC provide inputs, Group CRO determines final content

8.7	Insurance risk management and control		I*			A: GEB/ P: Group GC/ Group CRO		*For directors & officers liability insurance, which are reviewed annually

Annex B | Responsibilities and authorities

Chairman/
BoD
			BoD	committees	Group CEO	GEB	BDs/CC	Remarks

9	Parent Bank, UBS Entities, branches and representative offices							For definitions, see Group policy “Parent Bank and UBS Entities,” 1-P-000355. Also applies to compensation and benefit vehicles as defined in that policy

9.1	Policy for Parent Bank and UBS Entities					A: GEB/ P: Group CFO

9.1.1	UBS Entities: incorporation, reactivation, UBS Group internal transfer of legal ownership (including partial transfer and UBS Group internal merger*) and dissolution of UBS Entities with equity of:	GEB: > 500/ Group CFO: 500	Subject to LSC sign-off.
*Merger of a UBS Entity with UBS requires formal approval by the BoDs of UBS and the relevant entity. In case of a merger, the equity of the entity or entities which will be dissolved determines the required approval level

	9.1.2	Branches and representative offices:
		establishment and closure of:						Branches and representative offices of the Parent Bank outside Switzerland and of UBS Entities outside their home jurisdiction are subject to LSC sign-off

	9.1.2.1	Branches of the Parent Bank in Switzerland					X: WM & SB

	9.1.2.2	Branches (including sub-branches) of the Parent Bank outside Switzerland				A	P

	9.1.2.3	Representative offices or similar set-ups such as agencies or satellite offices of the Parent Bank				A*: Group CFO	P	*Can be further delegated

	9.1.2.4	Branches (including sub-branches) and representative offices or similar set-ups such as agencies or satellite offices of UBS Entities

		– inside their home jurisdiction					X

		– outside their home jurisdiction				A: Group CFO*	P	*Can be further delegated

	9.1.3	Appointment of Board members and appointment of management of UBS Entities					X

9.2	Transactions with 3rd parties

	9.2.1	Acquisitions and divestments (share and asset deals with 3rd parties; including increase or decrease of ownership in UBS Entities) with total consideration of:	> 500			GEB: 500/ Group CFO: 50		Internal structuring of transactions subject to pre-closing sign-off by relevant control functions (through new business or equivalent process) and LSC, it being understood that this is not a condition to the approval of the transaction itself

9.3	Funding and financial management of UBS Entities

	9.3.1	Capital increase* of UBS Entities** (individual or cumulative p.a. per entity)				GEB: > 500/ Group CFO: 500
 *Includes payments in share premium accounts, profit retention, debt forgiveness, equity-like lending and other measures with similar effect
**Includes branches of the Parent Bank and UBS Entities subject to local tax and/or regulatory capital requirements

	9.3.2	Capital reduction and redemption of UBS Entities				GEB: > 500/ Group CFO: 500

	9.3.3	Limits for UBS Group internal engagements				X: Group CFO		See UBS Group policy “UBS Group Internal Engagements,” 1-P-000357, for definition of entities subject to limit requirements. In addition to above policy, all non-UBS Entities are subject to UBS’s standard risk policies and procedures and the risk authorities, 1-C-000004

	9.3.4	Parental support for UBS Entities				GEB: > 1,000/ Group CFO: 1,000		See UBS Group policy “Parental Support for UBS Group Companies,” 1-P-000358

	9.3.5	Appropriation of earnings by UBS Entities				X: Group CFO

9.4	Licenses, regulation and rating

	9.4.1	Application for or purchase or return/sale of bank, broker or broker-dealer license or other significant financial services license; material extension of such existing license				A	P	Determination significance or materiality is in the responsibility of the relevant BD’s general counsel

	9.4.2	Change of regulatory status or regulator of Parent Bank branch or UBS entity or branch*				A	P	*If UBS initiated

	9.4.3	Rating of UBS Entities by rating agencies				A: Group CFO	P

Responsibilities and authorities

Chairman/
BoD
			BoD	committees	Group CEO	GEB	BDs/CC	Remarks

9	Parent Bank, UBS Entities, branches and representative offices (continued)							For definitions, see Group policy “Parent Bank and UBS Entities,” 1-P-000355. Also applies to compensation and benefit vehicles as defined in that policy

9.5	Financial investments – Equity Holdings

	9.5.1	Policy for Equity Holdings				A: GEB/ P: Group CFO		See UBS Group policy “Equity Holdings,” 1-P-000072. For equity positions held for trading purposes and commercial holdings, see risk authorities

	9.5.2	Purchase, sale, increase, decrease and write-downs / -offs of Infrastructure Holdings, including exchange seats and clearing house memberships	> 1,000			GEB: 1,000/ Group CFO: 50	20 (immediate notification to LSC)	Investments into the asset class “infrastructure & utilities” are classified as commercial holdings and subject to the risk authorities, 1-C-000004

10	Other Entities

10.1	Special Purpose Entities (SPEs)							Applies to UBS SPEs as defined in the UBS Group policy “Special Purpose Entities,” 1-P-000076. For equity investments by UBS in third party SPEs, see above 8.5.1 (risk authorities) and UBS Group policy “Equity Holdings,” 1-P-000072

	10.1.1	Setting rules governing the use of SPEs				X

	10.1.2	Incorporation, purchase, sale, liquidation or merger of SPEs				X	X	Authority with BDs/LSC approval (including LSC approval and GT approval of capitalization)

	10.1.3	Functional management, monitoring and controlling of SPEs				X	X	Authority attributed according to functional responsibility

11	Other matters

11.1	Litigation/settlements/provisions involving litigation authorization to

	11.1.1	Initiate litigation				GEB: > 100/ Group GC: 100	20

	11.1.2	Conclude settlements */**	> 250			GEB: 250/ Group GC: 100	20	*If UBS is plaintiff, or claimant vis-à-vis insurance companies, the original claim is relevant; if UBS is defendant, the settlement amount is relevant **Including settlement with insurance companies

11.1.3	Establishment, change, or release and reclassification of legal, liability and compliance* provisions involving litigation	> 250	GEB: 250/ Group GC: 100	20	All amounts are cumulative for the entire claim. However, incremental increases of up to CHF 2 million for a given claim irrespective of the cumulative provision level can be reviewed/approved by the general counsel of the BD without further review/approval
*For a definition of these terms, see UBS financial accounting policy: 6.4 Provisions, 1-P-001724

11.2	External functions*							*See UBS Group policy on outside directorships and other external functions, 1-P-000353

	11.2.1	Of non-independent members of the BoD

		– in listed companies	A	P: GNC

		– other mandates		I: Chairman/ A: GNC

	11.2.2	Of independent members of the BoD (in listed companies)	I*					*To be discussed with the GNC to avoid conflict of interest issues

	11.2.3	Of members of the GEB (including Group CEO)		A: HRCC

	11.2.4	Of other employees					X

Annex C

Charter for the committees of the Board of Directors of UBS AG		Contents

	34	Introduction
	34	1	Basis and purpose

	35	Membership and constitution
	35	2	Number of committee members, their independence and knowledge
	35	3	Constitution

	36	Responsibilities and authorities
	36	4	Delegation of responsibilities and authorities
	36	5	Audit committee
	37	6	Corporate responsibility committee
	38	7	Governance and nominating committee
	39	8	Human resources and compensation committee
	41	9	Risk committee
	42	10	Further responsibilities and authorities
	42	11	Delegation to a subcommittee
	42	12	Information rights
	42	13	Advice from third persons

	43	Meetings and resolutions of the committees
	43	14	Meetings
	43	15	Resolutions and information rights

	44	Reporting
	44	16	Regular reporting
	44	17	Special reporting

	45	Special provisions
	45	18	Confidentiality
	45	19	Self-assessment and adequacy review
	45	20	Entry into force, amendments

Introduction

Introduction

1	Basis and purpose

1.1	This committees charter is enacted by the Board pursuant to articles 716–716b CO, articles 24 and 26 of the AoA and sections 5.10 and 13.2 of the ORs.		Basis

1.2	The purpose of this committees charter is to set out the objectives, composition and responsibilities of the Board committees, being:		Purpose
	(i)	the audit committee;
	(ii)	the corporate responsibility committee;
	(iii)	the governance and nominating committee;
	(iv)	the human resources and compensation committee; and
	(v)	the risk committee.

Annex C | Charter for the committees of the Board of Directors of UBS AG

Membership and constitution

Membership and constitution

2	Number of committee members, their independence and knowledge

2.1	Each committee must have at least three committee members.	Minimum number of
committee members

2.2	Each committee must consist of Board members who:	Independence
(i) are non-executive, meaning members who do not perform management functions within the UBS Group;
(ii) in respect of the GNC and the HRCC, are all independent as defined by section 3.2 of the ORs;
(iii) in respect of the CRC, are independent, in a majority, as defined by section 3.2 of the ORs;
(iv) in respect of the AC, fulfill the independence criteria set out in sections 2.3 and 2.4 of this Annex C to the ORs; and
(v) in respect of the RC, are all independent as defined by section 3.2 of the ORs and fulfill the independence criteria set out in section 2.4 of this Annex C to the ORs.

2.3	Each AC member must be independent, as defined by section 3.2 of the ORs and meet the requirements set forth in:	Special independence rules for AC members
(i) rule 10A-3 of the Securities and Exchange Act of 1934 and the New York Stock Exchange rules; and
(ii) para. 38 and 40 as well as para. 20 to 24 of the FINMA circular 08/24 “Supervision and Internal Control.”

2.4	Each AC and RC member must:	Special rules for AC
(i)
not be an affiliated person of UBS; for the avoidance of doubt, serving as a member of the Board of a subsidiary of UBS or an affiliated company of the UBS Group and receiving remuneration for such activity does not, of itself, make an AC member an affiliated person;
and RC members
(ii) not receive any consulting, advisory or other compensatory fees from UBS or any of its affiliated persons other than in his capacity as a Board member or a committee member; and
(iii)
not serve on the audit committee of more than two other public companies, unless the Board has made a determination that such AC member or prospective AC members has/have the availability to properly fulfill his/their duties with UBS.

2.5	Committee members must have the necessary knowledge and experience to fulfill their functions as set out in Annex D to the ORs.	Knowledge

2.6	The Chairman chairs the GNC and the CRC and may attend the meetings of other committees in consultation with the relevant committee chairman.	Membership and presence of the
Chairman

3	Constitution

3.1	The committee chairmen and the committee members are appointed pursuant to section 4.3 of the ORs, and the Board may remove any committee member or any committee chairman at any time.	Appointment and removal by the Board

3.2	The company secretary acts as a secretary to the committees pursuant to section 12.1 of the ORs.	Secretary of the committees

Responsibilities and authorities

Responsibilities and authorities

4	Delegation of responsibilities and authorities

4.1
Pursuant to section 13.2 of the ORs, the committees have the responsibilities and authorities set out in this committees charter and in Annex B to the ORs. Provisions of applicable laws, rules and regulations or rules contained in the AoA and in the ORs will take precedence over this committees charter.
In general

5	Audit committee

5.1
The function of the AC is to serve as an independent and objective body with oversight of: i) the UBS Group’s accounting policies, financial reporting and disclosure controls and procedures, ii) the quality, adequacy and scope of external audit, iii) UBS’s compliance with financial reporting requirements, iv) the Executives’ approach to internal controls with respect to the production and integrity of the financial statements and disclosure of the financial performance, v) the performance of Group IA in conjunction with the Chairman and the RC.
In general

The Executives are responsible for the preparation, presentation and integrity of the financial statements. External auditors are responsible for auditing UBS’s and the UBS Group’s annual financial statements and reviewing the quarterly financial statements.

5.2	The AC’s responsibilities and authorities are to:			Responsibilities
	(i)	Financial statements:		and authorities
(a)
review the annual report and quarterly financial statements of UBS and the UBS Group as proposed by the management with external auditors, management and Group IA in order to recommend their approval (including any adjustments the committee considers appropriate) to the Board;

		(b)	review with the management key investor communications connected with the publication of the financial statements;
(c)
periodically assess the organization, efficiency and completeness of the financial-reporting processes, including any critical remedial actions being taken by the management in relation to such processes;

		(d)	review and discuss with the management its SOX 404 report in relation to internal controls over financial reporting;
		(e)	review the implementation of UBS’s and the UBS Group’s accounting principles and policies;
(f)
request such information as the AC deems necessary from the management or the external auditors in order to evaluate the accuracy of the financial statements, including the appropriateness of the application of accounting policies to the financial statements;

(g)
review and discuss with the management any significant issues relating to the integrity of the financial statements or external disclosures raised by the external auditors, Group IA, regulators or any other parties;

Annex C | Charter for the committees of the Board of Directors of UBS AG

(h)
form an opinion of the adequacy, organization, efficiency and completeness of the UBS Group’s internal control system and procedures as they relate to the integrity of the financial statements by taking notice of the reports provided by the GEB, the external auditors, Group IA, the RC minutes, reports from regulators or other information as determined by the committee to be appropriate; and

(i)
review arrangements for compliance with the UBS Group’s legal and regulatory requirements, responsibilities and obligations and associated practices and procedures as they relate to the integrity of the financial statements or financial report;

	(ii)	External audit:
(a)
periodically and at least annually assess the qualifications, expertise, effectiveness, independence and performance of the external auditors and their lead audit partner in order to support the Board in reaching a decision in relation to the appointment or removal of the external auditors and the rotation of the lead audit partner;

		(b)	approve the engagement letter of the external auditors, including the scope of the audit and the fees and terms for the planned audit work;
(c)
monitor and discuss with the external auditors the relationship between the external auditors and the UBS Group in order to assess the overall effectiveness of the relationship and independence of the external auditors; and

		(d)	oversee all audit and permitted non-audit services provided by the external auditors and establish such policies as the committee may deem appropriate;
	(iii)	Group IA:
(a)
periodically assess the individual qualifications, expertise, independence and performance of the head of Group IA and Group IA in order to provide recommendations to the Chairman in relation to the effectiveness of the head of Group IA or Group IA as an organization;

		(b)	assess, together with the RC, the adequacy or appropriateness of Group IA’s plan including any amendments; and
		(c)	monitor, together with the RC, Group IA’s discharge of its plan;
	(iv)	General:
		(a)	conduct or direct any investigation, including the retention of external advisors and consultants (at UBS’s expense), as it considers necessary in order to discharge its responsibilities;
(b)
ensure that appropriate whistle blowing mechanisms are in place and periodically review confidential, anonymous employee submissions of concerns regarding questionable accounting or auditing or other matter; and

		(c)	meet in private sessions as the AC determines appropriate with members of management, the external auditors and Group IA.

6	Corporate responsibility committee

6.1
The CRC supports the Board in its duties to safeguard and advance the UBS Group’s reputation for responsible corporate conduct. It reviews and assesses developments in stakeholder expectations for responsible corporate conduct and their possible consequences for the UBS Group and suggests appropriate actions to the Board.
In general

Responsibilities and authorities

6.2	The CRC’s responsibilities and authorities are to:			Responsibilities
	(i)	Policies and regulations:		and authorities
		(a)	review the business conduct code and make proposals for amendments to the Board;
(b)
monitor UBS’s employment policy in order to provide all of its employees with equal employment and advancement opportunities, regardless of gender, ethnicity, race, nationality, age, disability, sexual orientation or religion; and

		(c)	monitor the communication policies and their effectiveness with regard to the reputation of the UBS Group;
	(ii)	Implementation of corporate responsibility:
		(a)	review and monitor the implementation of “UBS’s Environment Policy” as well as the reduction of environmental pollution by UBS;
		(b)	review whether the UBS Group complies with the “UBS Statement on Human Rights” and support the GEB in the enforcement of such a statement;
		(c)	promote corporate culture with the business conduct code in mind;
(d)
ensure that the UBS Group takes opportunities, where considered appropriate and in the best interest of UBS, to pursue opportunities in the financial market for environmentally sensitive products and services and socially responsible investments;

		(e)	review and support the GEB in the adjustment of processes to manage health and safety, environmental and human rights issues;
		(f)	monitor and support UBS’s efforts to prevent corruption, terrorist financing and money laundering in general;
		(g)	monitor the positions of UBS in sustainability indices and oversee efforts to maintain and improve UBS’s ranking in such indices;
		(h)	monitor UBS’s community affairs program and the various foundations and associations aiming to contribute to non-profit, charitable, cultural and educational causes;
		(i)	monitor the effectiveness of actions taken by the GEB to ensure that UBS meets its regulations on corporate responsibility matters; and
		(j)	review and advise the Board on the adoption of corporate responsibility targets and on the reporting of the UBS Group’s approach to its corporate responsibilities.

7	Governance and nominating committee

7.1
The function of the GNC is to support the Board in fulfilling its duty to establish best practices in corporate governance across the UBS Group, to conduct a Board self-assessment, to establish and maintain a process for appointing new Board members and to manage the succession of the Group CEO.
In general

7.2	The GNC’s responsibilities and authorities are to:			Responsibilities
	(i)	Corporate governance:		and authorities
		(a)	address all relevant corporate governance issues affecting the UBS Group;
		(b)	develop, maintain and review the ORs, the internal regulations regarding corporate governance and the conflict of interest guidelines of the UBS Group and make proposals to the Board for approval;
		(c)	make recommendations to the Board concerning further corporate governance matters and practices;
		(d)	review the corporate governance section of the UBS Group’s annual report;

Annex C | Charter for the committees of the Board of Directors of UBS AG

		(e)	coordinate the work of the other committees regarding corporate governance in their specific areas of expertise;
		(f)	assess the size and composition of the Board from time to time to determine whether it continues to be appropriate;
		(g)	plan and manage proposals for changes in Board membership, taking into account factors including:
(aa) the number of Board members;
(bb) the length of service of Board members; and
(cc) the skill mix, industry experience and responsibilities of Board members, including the need for membership of committees;
		(h)	annually review the Board members’ independence and present its assessment to the Board for approval; and
		(i)	annually review the committees charter, taking into account best practice rules;
	(ii)	Identification and nomination of new Board members:
		(a)	develop, maintain and review principles and criteria regarding the recruitment and nomination of new Board members and committee members and propose them to the Board for approval;
(b)
review and propose new candidates for membership to the Board to be recommended for election by an AGM or EGM in accordance with the selection criteria described in section 1 of Annex D to the ORs and such other criteria as may be approved by the Board from time to time; and

		(c)	plan and manage a Board membership and a Board committee succession plan;
	(iii)	Board education:
		(a)	ensure the establishment of a satisfactory induction program for new Board members and a satisfactory ongoing training and education program for existing Board members and committee members;
	(iv)	Performance evaluation:
		(a)	set the criteria for and oversee the annual assessment of the performance and effectiveness of the Chairman, the Board as a whole and each committee;
(b)
conduct an annual assessment of the performance and effectiveness of the Chairman and of the Board as a whole (including, at the discretion of the GNC, an appraisal by an external expert), report to the Board the conclusions and recommendations and timely assess whether or not Board members, whose term of office is expiring, are to be proposed for re-election by the AGM; and

		(c)	ensure that each committee carries out and oversees a self-assessment of the performance of the committees and reports its conclusions and recommendations for change to the Board; and
	(v)	Human resources:
		(a)	prepare the succession of the Group CEO (for this purpose the GNC receives information from the HRCC on its performance evaluation of the Group CEO).

8	Human resources and compensation committee

8.1
The function of the HRCC is to support the Board in its duties to set guidelines on compensation and benefits, to approve certain compensation, to scrutinize executive performance and to supervise succession planning for all GEB members (other than the Group CEO).
In general

Responsibilities and authorities

8.2	The HRCC’s responsibilities and authorities are to:			Responsibilities
	(i)	Compensation strategy:		and authorities
		(a)	annually review the UBS Group “Compensation and Benefits Principles” and propose any amendments to the Board for approval; and
		(b)	evaluate the effectiveness of pay for performance across the UBS Group;
	(ii)	Human resources:
(a)
evaluate, in consultation with the Chairman, the performance of the Group CEO and other GEB members in meeting agreed goals and objectives and inform the GNC about the outcome of the performance evaluation of the Group CEO;

		(b)	supervise the succession planning for GEB members (other than the Group CEO); and
		(c)	propose the appointment of GEB members (excluding the Group CEO) to the Board;
	(iii)	Governance:
		(a)	review and approve key terms of the compensation programs and plans for the non-independent Board members and Executives;
		(b)	propose the key terms of new equity plans with significant use of UBS shares or of equity and compensation plans with a material financial, reputational or strategic impact to the Board for approval;
		(c)	approve new or materially amended pension and benefits plans that have a material financial, reputational or strategic impact;
		(d)	review and approve standard contracts and employment agreements for GEB members and non-independent Board members;
		(e)	review and approve standard termination agreements for GEB members and non-independent Board members;
		(f)	propose to the Board for approval the section on compensation to be included in UBS’s annual report and approve all other public disclosures on UBS compensation matters;
		(g)	approve the peer group/comparator list used for executive pay comparison purposes;
		(h)	approve the share ownership policy for GEB members;
		(i)	annually review compensation structures with HR and the risk management function to ensure they do not encourage excessive or unnecessary risk-taking, and present findings to the Board; and
		(j)	monitor major regulatory developments, shareholder initiatives and best practices in executive compensation;
	(iv)	Compensation competencies:
		(a)	approve the total compensation for the Chairman and the non-independent Board members;
		(b)	propose, together with the Chairman, total individual compensation for the independent Board members for approval by the Board;
		(c)	propose, together with the Chairman, total individual compensation for the Group CEO for approval by the Board;
		(d)	review and approve, upon the proposal from the Group CEO, the total individual compensation for GEB members;
		(e)	review and approve total individual compensation for former GEB members, who have assumed a new function within UBS, for the first year after having left the GEB;
(f)
approve compensation (including stock option value) of those employees, including new hires, who are proposed to receive total compensation equal to or more than USD 8 million in any one year on an annualized basis;

Annex C | Charter for the committees of the Board of Directors of UBS AG

		(g)	review and regularly monitor progress against the business performance targets for the funding of annual variable compensation;
		(h)	propose to the Board for approval the final annual variable compensation pool and approve the variable compensation pools and stock option allocations for the BDs and CC; and
		(i)	propose to the Board the maximum number of shares and options to be granted to employees in any year or multi-year period;
	(v)	Contract approval:
		(a)	review and approve any material individual variations to the compensation plan rules operated by the HRCC, regardless of the participant’s current status;
		(b)	approve all material individual variations from standard contracts and employment agreements for GEB members and non-independent Board members; and
		(c)	approve all material individual variations from standard termination agreements for GEB members and non-independent Board members.

9	Risk committee

9.1
The function of the RC is to oversee and support the Board in fulfilling its duty to supervise and set appropriate risk management and control principles in the area of (i) risk management and control, including credit, market, country and operational risks, and (ii) treasury and capital management, including funding and liquidity, and (iii) balance sheet management, including in each case any consequent reputational risk. For these purposes, the RC will receive all relevant information from the GEB.
In general

9.2	The RC’s responsibilities and authorities are to:			Responsibilities
	(i)	Risk management and control:		and authorities
(a)
review and propose to the Board the guiding risk principles (including delegation of risk authorities and major risk limits) relative to UBS’s operations and recommend any required changes to those principles;

(b)
review and approve the internal risk management and control framework across all relevant risk categories, relative to the UBS Group’s activities and risk profiles including allocations of roles and responsibilities within the risk management and control framework;

		(c)	review and propose to the Board the risk management and control section of the annual report of the UBS Group;
		(d)	assist the Board by reviewing and assessing management’s proposals in relation to risk profile and risk capacity and making recommendations to the Board in relation to those proposals;
		(e)	periodically assess the appropriateness of key policies and procedures adopted by the GEB relating to the risk management and control of significant risks;
(f)
review and make recommendations to the Board based on proposals from the GEB in relation to material risk limits and periodically review allocations and authority levels relating to those limits. Material risk limits include those relating to portfolios, concentrations, products, sectors or other categories relevant to the strategy, risk profile and risk capacity of UBS and the UBS Group as approved by the Board;

		(g)	review and approve the principal characteristics of the UBS Group’s risk measurement framework (including changes thereto) used to identify, model, measure, monitor and report risks;
		(h)	monitor and oversee the risk profile of UBS and the UBS Group within the context of the Board-determined risk profile, risk capacity and limit structure;
		(i)	systematically review high risk areas of the UBS Group and assess the effectiveness of the steps taken by the GEB to manage or mitigate such risks;

Responsibilities and authorities

(j) review and assess the asset and liability management framework, including allocation of responsibilities, limits, capital allocation, liquidity and funding;
(k) consider the UBS Group’s strategy to deal with anticipated or existing high-level risks;
(l) periodically review material communications (including formal assessments) between UBS and its principal regulators; and
(m) review projects and remediation activities (as determined by the RC) undertaken by management to address critical changes to risk management/control environment;
(ii) Risk reporting:
(a)
receive and review reports relating to risks, including reports of management that assess the likelihood of such risks materializing and the adequacy and appropriateness of the internal controls to manage those risks;

(iii) Group IA:
(a)
periodically assess the individual qualifications, expertise, independence and the performance of the head of Group IA and Group IA in order to provide recommendations to the Chairman in relation to the effectiveness of the head of Group IA or Group IA as an organization;

(b) assess, together with the AC, the adequacy or appropriateness of Group IA’s plan including any amendments; and
(c) monitor, together with the AC, Group IA’s discharge of its plan.

10	Further responsibilities and authorities

10.1	The Board may entrust further powers and duties to the committees by Board resolution.	Further responsibilities and authorities

11	Delegation to a subcommittee

11.1	Each committee may delegate some of their tasks to a subcommittee comprised of one or more committee members. The Chairman must be informed about any delegation accordingly.	Subcommittees

12	Information rights

12.1
Each committee may, after consultation with the Chairman, require information and special reports from all GEB members and Group IA on matters relating to their respective responsibilities set out in sections 4 until 11.
Committees

12.2	For the information rights of each Board member, see section 8 of the ORs.	Committee members

13	Advice from third persons

13.1	Section 5.11 of the ORs applies mutatis mutandis when the committees take advice.	External advice

Annex C | Charter for the committees of the Board of Directors of UBS AG

Meetings and resolutions of the committees

Meetings and resolutions of the committees

14	Meetings

14.1	Each committee meets as often as its business requires, but at least:	Number of meetings
(i) four times a year for the AC and the RC; and
(ii) twice a year for the CRC, GNC and the HRCC.

14.2	Committee meetings are called and held in compliance with the rules set out in the ORs (see sections 6.2 to 6.5 and 6.8 of the ORs to be applied mutatis mutandis).	Request, invitation, agenda, notice period and chairman of meetings, meeting format

14.3
Each of the committee chairmen may, on his own motion or upon request of any committee member or the Chairman, invite Executives as well as other persons to attend committee meetings. The Group CEO will be informed accordingly.
Presence of third parties at committee meetings

14.4	The AC holds committee meetings:	Special rules for the AC
(i)
normally with the participation of the head of Group IA, representatives of the external auditors, the Group CEO, the Group CFO, the Group CRO, the head of Group Controlling & Accounting and the head of Group Accounting policy;

(ii) periodically, only with the participation of the head of Group IA and the external auditors; and
(iii) periodically without the external auditors.

14.5	An advisory panel comprising of Executives participates in all meetings of the CRC.	Special rules for the CRC

14.6
Generally, the Group CEO, the Group CFO, the Group CRO, the head of Group IA and representatives of the external auditors participate (to the extent necessary) in each meeting of the RC. The invitation of other Executives is at the discretion of the RC.
Special rules for the RC

14.7	Committee minutes must fulfill the conditions set out in sections 6.9 and 6.10 of the ORs and be distributed to the Chairman.	Minutes

15	Resolutions and information rights

15.1	Sections 7, 8.2 and 8.3 of the ORs apply mutatis mutandis to the decision-making process and the informational rights of the committees and the committee members.	Resolutions and information rights

Reporting

Reporting

16	Regular reporting

16.1
Each committee chairman ensures that the Chairman and the Board are kept informed in a timely and appropriate manner. Each committee chairman (either personally or through another committee member) regularly reports to the Board at the Board meetings on the current activities of their committee and on important committee issues, including all matters falling within the duties and responsibilities of the Board, namely:
In general
	(i)	proposals for resolutions to be considered, or other action to be taken by the Board;
	(ii)	resolutions and decisions made by the committee and the material considerations that led to such resolutions and decisions; and
	(iii)	activities and important findings of the committee.

16.2
Each committee chairman submits, in writing, the proposals and resolutions mentioned in sections 16.1 (i) and (ii) to the Board unless such proposals are contained in the committee minutes; the remaining reporting is generally done orally.
Submitting of proposals and recommendations

17	Special reporting

17.1	Following the completion of the audit and the annual financial statements, the AC chairman annually submits to the Chairman, for the attention of the Board:		AC
	(i)	the AC’s assessment of the qualification, independence and performance of the external auditors;
	(ii)	the AC’s assessment of the design of the UBS Group’s internal control system for financial reporting and the coordination and interaction between Group IA and the external auditors; and
	(iii)	a recommendation regarding the audited financial statements in UBS’s annual report.

17.2	The RC chairman annually submits to the Chairman, for the attention of the Board, the RC’s assessment of the qualification and performance of Group IA.		RC

Annex C | Charter for the committees of the Board of Directors of UBS AG

Special provisions

Special provisions

18	Confidentiality

18.1
The deliberations of the HRCC and GNC are confidential and are to be communicated outside of these committees only to the extent permitted by the chairmen of these committees. The Chairman is exempted with regard to the confidentiality of deliberations.
Special rule

19	Self-assessment and adequacy review

19.1
Each committee reviews the adequacy of this committees charter at regular intervals, but at least annually, and recommends to the GNC any changes considered to be necessary or appropriate. For the self-assessment, section 9 of the ORs is to be applied mutatis mutandis.
Self-assessment and adequacy review

20	Entry into force, amendments

20.1
This committees charter replaces all former regulations governing the internal organization of the committees and comes into effect on 1 November 2009, based on a Board resolution dated 28 October 2009.
Entry into force

20.2	This committees charter may be amended by the Board only with the approval of the FINMA.	Amendments

Annex D

Role profiles and role expectations		Contents

	48	For Board members
	48	1	Role profile and expectations of Board members

	49	For the Chairman of the Board of Directors
	49	2	Role profile and expectations

	51	For the vice chairmen and the senior independent director
	51	3	Role profile and expectations

	52	For the chairmen of the committees
	52	4	Role profile and expectations

	53	For certain committee members
	53	5	Audit committee
	53	6	Corporate responsibility committee
	54	7	Governance and nominating committee
	54	8	Human resources and compensation committee
	54	9	Risk committee

	55	For the secretary of the Board of Directors
	55	10	Role profile and expectations

	56	Special provision
	56	11	Entry into force, amendments

For Board members

For Board members

1	Role profile and expectations of Board members

1.1
Board members as a group must have the necessary qualifications and skills to perform all Board duties and must together possess financial literacy, experience in banking and risk management, international experience, including experience of international financial matters, and knowledge of the duties of directors.
Expectations for the Board as a whole

1.2	In particular, individuals will be considered for nomination as Board members, and Board members will be considered for appointment to a committee, on the basis of:		Considerations for nomination and
	(i)	their judgment, character, expertise, skills and knowledge;	appointment
	(ii)	their diversity of viewpoints, professional backgrounds and track records;
	(iii)	their business and other experience (e.g. banking, risk and international experience) relevant to the business of UBS;
	(iv)	the relevance of their expertise, skills, knowledge and experience to the work of any committee to which they are to be appointed;
(v)
the extent to which their judgment, character, expertise, knowledge and experience will interact with other Board members to build an effective and complementary Board and, where relevant, with other members of a committee to build an effective and complementary committee;

	(vi)	the ability and willingness to commit adequate time to Board and committee matters; and
	(vii)	whether existing board memberships or other positions held by a candidate could lead to a conflict of interest.

1.3	In order to be able to fulfill their role, the Board members are expected to:		Expectations for each
	(i)	act with integrity, probity and a high ethical standard;	Board member
	(ii)	exercise sound judgment;
	(iii)	be able and willing to inquire and probe, and have the strength of character to seek and obtain full and satisfactory answers, within the collegial environment of the Board;
	(iv)	constructively challenge and contribute to the development of strategy;
	(v)	scrutinize the performance of management in meeting agreed goals and objectives and monitor the reporting of performance;
	(vi)	ensure that financial information is accurate and that financial controls and systems of risk management and control are robust and defensible;
	(vii)	devote the necessary time to discharge their duties properly. An indication of time will be set out in each Board member’s letter of appointment;
	(viii)	make every effort to attend, in person or by telephone or video conference, all regularly scheduled Board meetings and committee meetings on which they serve; and
	(ix)	comply with a code prepared to reflect provisions of applicable laws, rules and regulations on share dealing by Board members and others.

1.4	A sufficient number of Board members must meet the profile for membership of the committees as set out in Annex C and this annex to the ORs.		Qualifications for committee membership

Annex D | Role profiles and role expectations

For the Chairman of the Board of Directors

For the Chairman of the Board of Directors

2	Role profile and expectations

2.1	The role of the Chairman is a key one within the Board and the UBS Group. He provides coherent leadership for UBS.			In general

2.2	The Chairman leads the Board. In this context his main responsibilities and authorities are the following:			Main responsibilities and authorities
	(i)	Board composition:
		(a)	build, together with the GNC, an effective and highly complementary Board with an appropriate balance of skills and experience; and
		(b)	initiate changes in and plan, together with the GNC, Board succession and Board appointments;
	(ii)	Board knowledge and experience:
		(a)	provide guidance to other Board members about what is expected from them and take into full account their issues and concerns;
(b)
consider and address, together with the GNC, the development needs of individual Board members and the Board as a whole in order to maintain the necessary depth and breadth of knowledge and experience and to enhance the effectiveness and efficiency of the Board as a team;

(c)
ensure, together with the GNC, that a satisfactory ongoing training and education program is established for existing Board members and committee members with regard to their respective responsibilities and organize, together with the GEB members, an annual seminar aimed at updating the full Board on the UBS Group’s strategy by providing in-depth orientation on selected business activities; and

		(d)	ensure, together with the GNC, that new Board members are provided with a satisfactory induction program covering, among other things:
(aa) Board members’ duties and other regulatory issues;
(bb) familiarization with the business and the business divisions; and
(cc) the UBS Group’s corporate governance policies, regulations, practices and procedures;
	(iii)	Board agenda and meetings:
		(a)	call Board meetings and set their agenda;
		(b)	coordinate, together with the committee chairmen, the work of all committees;
		(c)	aim to ensure the effectiveness of the Board by balancing the time the Board allocates to strategic and supervisory functions;
		(d)	manage the Board to ensure that sufficient time is allowed for discussion of complex or contentious issues and arrange, if necessary, informal meetings among Board members;
		(e)	encourage active engagement by all Board members in all matters concerning the Board; and
		(f)	ensure that Board resolutions are accurate in form and content and that they are implemented properly;
	(iv)	Board information and communication:
(a)
ensure that Board members receive accurate, timely and clear information to enable the Board to make sound decisions, monitor the management of the UBS Group effectively and provide advice to promote the success of the UBS Group;

		(b)	ensure that the Board members receive all necessary material and information in good time before each Board meeting; and
		(c)	promote open communication between the Board and GEB members;

For the Chairman of the Board of Directors

	(v)	Board committees:
		(a)	ensure the operation of a clear committee structure; and
		(b)	ensure that the committees receive accurate, timely and clear information to enable the fulfillment of their responsibilities;
	(vi)	Board/Group CEO remuneration:
		(a)	make proposals to the HRCC for the attention of the Board on the total compensation for independent Board members (other than the Chairman) and for the Group CEO;
	(vii)	Regulatory issues:
		(a)	keep close contact with the UBS Group’s principal regulators;
	(viii)	Corporate governance:
		(a)	promote, together with the GNC, the highest standards of corporate governance for UBS and the UBS Group as well as the highest standards of integrity and probity within UBS and the UBS Group;
	(ix)	Communication outside the Board:
		(a)	represent the Board and – in coordination with the Group CEO – the UBS Group to the media; and
		(b)	with the Group CEO, be closely involved in communication with shareholders and other stakeholders regarding the business;
	(x)	Relationship with the GEB:
(a)
establish and keep a close working relationship with the Group CEO and the other GEB members, providing advice and support to them while respecting the fact that day-to-day management responsibility is delegated to the GEB under the ORs;

		(b)	facilitate a constructive relationship between the Board, the Group CEO and other GEB members;
		(c)	lead, together with the HRCC and the GNC, the ongoing monitoring and annual evaluation of the performance of the Group CEO; and
		(d)	foster, in close cooperation with the HRCC, an ongoing and effective performance review of, and succession planning for, GEB members;
	(xi)	AGMs and EGMs:
		(a)	ensure that the Board convenes the AGMs and EGMs and that it prepares and decides on proposals to be made to the shareholders;
		(b)	ensure that the Board implements resolutions adopted at the AGMs and EGMs insofar as permitted by law; and
		(c)	preside over AGMs and EGMs.

2.3	The Chairman is expected to:			Expectations
	(i)	be a strategic thinker, a strong, yet team-oriented leader and a good communicator (both inside and outside of the Board);
	(ii)	have broad experience in banking and risk management and be financially literate;
	(iii)	have an excellent professional track record and an outstanding reputation; and
	(iv)	substantially commit all of his business time to the role and not take on other directorships or roles outside the UBS Group without the prior approval of the Board.

Annex D | Role profiles and role expectations

For the vice chairmen and the senior independent director

For the vice chairmen and the senior independent director

3	Role profile and expectations

3.1
The Board appoints at least one vice chairman who must be independent. One of the independent vice chairmen acts as SID. The vice chairman/vice chairmen support(s) the Chairman with his/their responsibilities and authorities.
Responsibilities and authorities

3.2	The vice chairmen are required to:		Vice chairmen
	(i)	provide support and advice to the Chairman; and
	(ii)	undertake such specific additional duties or functions as the Board may entrust to them from time to time.

3.3	At least one of the vice chairmen must be “independent” as determined in accordance with section 3.2 of the ORs.		Independence

3.4	The vice chairman appointed as SID is required to:		SID
	(i)	create an appropriate information flow and communication system among the independent Board members;
	(ii)	collect and relay any issues or concerns of independent Board members to the Chairman;
	(iii)	be a member of the GNC and lead, together with the GNC, the Board in the ongoing monitoring and annual evaluation of the Chairman;
	(iv)	facilitate communication, where appropriate, between shareholders and independent Board members;
	(v)	be available to shareholders if they wish to conduct discussions with an independent Board member;
	(vi)	act as a point of contact for shareholders and stakeholders with concerns that have not been resolved so far or are not appropriately raised through the normal channels;
	(vii)	ensure, in conjunction with the Chairman and the GNC, good corporate governance, balanced leadership and control within the UBS Group, the Board and the committees; and
	(viii)	handle communication on behalf of the independent Board members.

3.5	In order to be able to fulfill the role of the vice chairman/vice chairmen, the respective Board member(s) is/are expected to:		Specific role requirements
	(i)	be seen as an individual to whom Board members and shareholders can raise concerns;
	(ii)	display the same professionalism and behaviors expected of the Chairman; and
(iii)
commit such time to the role as may be necessary for the proper discharge of his/their duties. An indication of the time expected for this purpose will be set out in each vice chairman’s letter of appointment.

For the chairmen of the committees

For the chairmen of the committees

4	Role profile and expectations

4.1
The committee chairmen lead their committees and, in this context, have similar responsibilities and authorities as the Chairman with regard to the leadership of the Board. Insofar as applicable, section 2.2 shall apply mutatis mutandis to the role of each committee chairman in respect to his committee.
Responsibilities and authorities

4.2
Each committee chairman is expected to have good knowledge of the relevant committee’s area of responsibility together with such other experience as the Board considers desirable in the context of that committee’s work.
Relevant knowledge

4.3	Each committee chairman must attend all AGMs and EGMs and, as appropriate, answer questions raised at such meetings on matters falling within his committee’s responsibilities.	Attendance at AGMs and EGMs

4.4
Each committee chairman must commit such time to the role as may be necessary for the proper discharge of his duties. An indication of the time expected for this purpose will be set out in each committee chairman’s letter of appointment.
Time commitment

Annex D | Role profiles and role expectations

For certain committee members

For certain committee members

5	Audit committee

5.1	The details of the responsibilities and authorities delegated to the AC are set out in Annex B and section 5 of Annex C to the ORs.	Responsibilities and authorities

5.2
The AC members, as a group, must have the necessary qualifications and skills to perform all of their duties and must, together, possess financial literacy and experience in banking and risk management. In particular the AC members are expected to:
Qualifications
(i)
commit such time to the role as may be necessary for the proper discharge of their duties. An indication of the time expected for this purpose will be set out in each of the AC members’ letter of appointment;

(ii)
have accounting or related financial management expertise (as such qualifications are determined by the Board) and at least one AC member must qualify as a “financial expert” in terms of the rules established pursuant to the US Sarbanes-Oxley Act of 2002; and

(iii) be able to read and understand financial statements and to monitor and assess the activity of the Group IA and the external auditors; at least one AC member must be financially literate.

5.3	Each AC member must be independent as set out in sections 2.3 and 2.4 of Annex C to the ORs.	Independence

6	Corporate responsibility committee

6.1	The details of the responsibilities and authorities delegated to the CRC are set out in Annex B and section 6 of Annex C to the ORs.	Responsibilities and authorities

6.2	The CRC members, as a group, must have the necessary qualifications and skills to perform all of their duties. In particular the CRC members are expected to:	Qualifications
(i)
commit such time to the role as may be necessary for the proper discharge of their duties. An indication of the time expected for this purpose will be set out in each of the CRC members’ letter of appointment; and

(ii) have good knowledge of corporate responsibility and relevant political issues and such other experience as the Board considers desirable in order to enable the CRC to perform its duties.

6.3	The majority of the CRC members must be independent as set out in section 3.2 of the ORs.	Independence

For certain committee members

7	Governance and nominating committee

7.1	The details of the responsibilities and authorities delegated to the GNC are set out in Annex B and section 7 of Annex C to the ORs.	Responsibilities and authorities

7.2	The GNC members, as a group, must have the necessary qualifications and skills to perform all of their duties. In particular the GNC members are expected to:	Qualifications
(i)
commit such time to the role as may be necessary for the proper discharge of their duties. An indication of the time expected for this purpose will be set out in each of the GNC members’ letter of appointment; and

(ii)
have broad knowledge of relevant Swiss and international corporate governance standards and related issues and such other experience as the Board considers desirable to enable the GNC to perform its duties.

7.3	Each GNC member shall be independent as set out in section 2.2 of Annex C to the ORs.	Independence

8	Human resources and compensation committee

8.1	The details of the responsibilities and authorities delegated to the HRCC are set out in Annex B and section 8 of Annex C to the ORs.	Responsibilities and authorities

8.2	The HRCC members, as a group, must have the necessary qualifications and skills to perform all of their duties. In particular the HRCC members are expected to:	Qualifications
(i)
commit such time to the role as may be necessary for the proper discharge of their duties. An indication of the time expected for this purpose will be set out in each of the HRCC members’ letter of appointment; and

(ii) have experience in compensation practices and in such other areas as the Board considers desirable to enable the HRCC to perform its duties.

8.3	Each HRCC member shall be independent as set out in section 2.2 of Annex C to the ORs.	Independence

9	Risk committee

9.1	The details of the responsibilities and authorities delegated to the RC are set out in Annex B and section 9 of Annex C to the ORs.	Responsibilities and authorities

9.2	The RC members, as a group, must have the necessary qualifications and skills to perform all of their duties. In particular the RC members are expected to:	Qualifications
(i)
commit such time to the role as may be necessary for the proper discharge of their duties. An indication of the time expected for this purpose will be set out in each of the RC members’ letter of appointment;

(ii) have experience and knowledge about banking and finance-related risks and such other experience and knowledge as the Board considers desirable to enable the RC to perform its duties; and
(iii) be able to monitor and assess the activity of Group IA.

9.3	Each RC member shall be independent as set out in section 2.2 of Annex C to the ORs.	Independence

Annex D | Role profiles and role expectations

For the secretary of the Board of Directors

For the secretary of the Board of Directors

10	Role profile and expectations

10.1
The company secretary acts as the secretary to the Board and its committees. The details of the responsibilities and authorities delegated to the company secretary are set out in section 12 of the ORs.
In general

10.2
The company secretary must have the qualifications and skills the Board considers necessary for him to perform his duties. The company secretary cannot have any other employment and works on a 100% basis.
Expectations

Special provision

Special provision

11	Entry into force, amendments

11.1	These role profiles and role expectations come into effect on 1 November 2009, based on a Board resolution dated 28 October 2009.	Entry into force

11.2	These role profiles and role expectations may be amended by the Board only with the approval of the FINMA.	Amendments

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